   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1997
                                                      REGISTRATION NO. 333-32983
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 5 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            FARO TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

            FLORIDA                             3829                           59-3157093
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                              125 TECHNOLOGY PARK
                            LAKE MARY, FLORIDA 32746
                                 (407) 333-9911
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                            GREGORY A. FRASER, PH.D.
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            FARO TECHNOLOGIES, INC.
                              125 TECHNOLOGY PARK
                            LAKE MARY, FLORIDA 32746
                                 (407) 333-9911
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

             MARTIN A. TRABER, ESQ.                            JEFFREY M. STEIN, ESQ.
             RUSSELL T. ALBA, ESQ.                                KING & SPALDING
                FOLEY & LARDNER                              191 PEACHTREE STREET, N.E.
       100 NORTH TAMPA STREET, SUITE 2700                   ATLANTA, GEORGIA 30303-1763
              TAMPA, FLORIDA 33602                                 (404) 572-4600
                 (813) 229-2300

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE


==========================================================================================================================
                                                                                         PROPOSED
                                          AMOUNT                PROPOSED                 MAXIMUM             AMOUNT OF
      TITLE OF EACH CLASS OF               TO BE                 MAXIMUM                AGGREGATE          REGISTRATION
    SECURITIES TO BE REGISTERED         REGISTERED           OFFERING PRICE           OFFERING PRICE            FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value......  3,220,000 shares      12.00 per share(1)         $38,640,000(1)        $11,709(3)
Common Stock Warrants, no par
  value............................  100,000 warrants    $13.20 per warrant (2)       $1,320,000(2)           $400(3)
Common Stock, $.001 par value,
  issuable upon exercise of Common
  Stock Warrants...................   100,000 shares       $13.20 per share(2)          $1,320,000             $0(4)
========================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) and Rule 457(a) of the Securities Act of 1933.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) and Rule 457(g) of the Securities Act of 1933.


(3) This filing fee has previously been paid.


(4) Pursuant to Rule 457(g) no additional filing fee is required.


                             -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 26, 1997

                                2,800,000 SHARES

                                  [FARO LOGO]

                                  COMMON STOCK
                            ------------------------

     Of the 2,800,000 shares of Common Stock offered hereby, 2,200,000 shares are being issued and sold by FARO Technologies, Inc. (the "Company") and 600,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

     Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price of the Common Stock will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the determination of the initial public offering price.

     The Company has applied to have the Common Stock quoted on the Nasdaq Stock Market's National Market under the symbol "FARO."
                            ------------------------

       SEE "RISK FACTORS" ON PAGES 6 THROUGH 11 FOR CERTAIN FACTORS THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=========================================================================================================================
                                                          UNDERWRITING                                    PROCEEDS
                                     PRICE TO            DISCOUNTS AND           PROCEEDS TO             TO SELLING
                                      PUBLIC             COMMISSIONS(1)           COMPANY(2)          SHAREHOLDERS(2)
-------------------------------------------------------------------------------------------------------------------------
Per Share....................           $                      $                      $                      $
------------------------------------------------------------------------------------------------------------------------
Total(3).....................           $                      $                      $                      $
========================================================================================================================

(1) Excludes additional compensation to be received by the Representatives of the Underwriters in the form of warrants to purchase 100,000 shares of Common Stock, which warrants are being registered hereunder. The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses, estimated at $500,000, payable by the Company.
(3) The Company and the Selling Shareholders have granted the Underwriters a 30-day option to purchase up to 420,000 additional shares of Common Stock on the same terms and conditions as the securities offered hereby solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to
    Company and Proceeds to Selling Shareholders will be $          ,
    $          , $          and $          , respectively. See "Underwriting."
                            ------------------------
     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to other conditions including the right of the Underwriters to withdraw, cancel, modify or reject any order in whole or in part. It is expected that delivery of
the shares will be made on or about             , 1997, at the office of Raymond
James & Associates, Inc., St. Petersburg, Florida.

RAYMOND JAMES & ASSOCIATES, INC.                            HANIFEN, IMHOFF INC.
             The date of this Prospectus is                , 1997.

     The following six photographs appear here:

     1.  Individual using a FAROArm to measure a jet aircraft engine.

     2. Individuals using a FAROArm to measure an automobile body during the manufacturing process.

     3. Individual using a FAROArm to measure an automobile subcomponent during the manufacturing process.

     4.  Individual using a FAROArm to measure a contoured surface.

     5. All six models of the FAROArm manufactured by the Company, including three different sizes of the Bronze Series FAROArm and three different sizes of the Silver Series FAROArm.

     6.  Close-up of a Silver Series FAROArm.

                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT AND STABILIZING TRANSACTIONS, THE PURCHASE OF SUCH SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) has been adjusted to reflect a 1 for
1.422272107 reverse split of the issued and outstanding shares of Common Stock effective at June 30, 1997, (ii) assumes no exercise of the Underwriters' over-allotment option, and (iii) does not reflect the receipt of proceeds from the exercise of the warrants being registered hereunder. Investors should carefully consider the information set forth under the heading "Risk Factors." As used herein, the terms "FARO" and the "Company" refer to FARO Technologies, Inc. and its subsidiaries, except where the context indicates otherwise.


                                  THE COMPANY

     FARO Technologies, Inc. ("FARO" or the "Company") designs, develops, markets and supports portable, software-driven, three-dimensional ("3-D") measurement systems that are used in a broad range of manufacturing and industrial applications. The Company's principal products are the FAROArm(R) articulated measuring device and its companion AnthroCam(R) software. Together, these products integrate the measurement and quality inspection function with computer-aided design ("CAD"), computer-aided manufacturing ("CAM") and computer-aided engineering ("CAE") technology to improve productivity, enhance product quality and decrease rework and scrap in the manufacturing process. The Company's products bring precision measurement, quality inspection and specification conformance capabilities, integrated with leading CAD software, to the factory floor. The Company is a pioneer in the development and marketing of 3-D measurement technology for manufacturing and industrial applications and currently holds or has pending 17 patents in the United States, ten of which also are held or pending in other jurisdictions. The Company's products have been purchased by more than 600 customers worldwide, ranging from small machine shops to such large manufacturing and industrial companies as General Motors, Chrysler, Ford, Boeing, Lockheed Martin, General Electric, Westinghouse Electric, Caterpillar and Komatsu Dresser.

     The processes of product design and manufacturing have evolved rapidly during the past decade through the adoption of 3-D software and CAD/CAM technology. This evolution has been driven by increasing global and competitive pressures for shorter product cycles, greater customization and higher quality and lower cost products. Despite such technological advances in design and manufacturing, the measurement and quality inspection function of the manufacturing process generally remains limited to manual, analog technology or traditional, fixed-based coordinate measurement machines ("CMMs") that are largely restricted to a metrology laboratory and often lengthen the manufacturing process. These global and competitive pressures have created a significant demand for measurement systems that bridge the gap between the virtual 3-D world of the CAD process and the physical 3-D world of the factory floor. The Company believes that the FAROArm(R) and AnthroCam(R) provide that bridge by integrating CAD/CAM technology into a manufacturer's design, production and measurement and quality inspection processes, serving a much broader range of the manufacturing process than traditional measurement tools.

     The FAROArm(R) is a portable, six-axis, instrumented, articulated device that approximates the range of motion and dexterity of the human arm. AnthroCam(R) is the Company's proprietary companion software for the FAROArm(R). This CAD-based measurement software provides an interface between the FAROArm(R) and CAD technology for design, manufacturing and measurement and quality inspection applications. The Company's products provide its customers an affordable way to integrate CAD technology throughout the manufacturing process. These products are based on an open architecture and are designed to be used by shop personnel with minimal prior computer or CAD experience and to be operated in the often harsh environments typical of manufacturing facilities.

     The Company's objective is to enhance its position as a leading provider of portable, software-driven, 3-D measurement systems. To achieve this objective, the Company has adopted the following principal strategies: (i) focus on the portable 3-D measurement market; (ii) increase sales force and distribution;
(iii) further penetrate its installed customer base; (iv) increase international sales; (v) leverage its technology; and (vi) expand its product line and service offerings.

     As a result of the implementation of the Company's strategies, total sales have increased from $4.5 million in 1994 to $14.7 million in 1996 and $10.3 million for the first six months of 1997. The Company's operating results have improved from an operating loss of $247,000 in 1994 to operating income of $2.7 million in 1996 and $2.1 million for the first six months of 1997.

     The Company commenced operations in Canada in 1982 and reincorporated in Florida in 1992. The Company's executive offices and principal operating facilities are located at 125 Technology Park, Lake Mary, Florida 32746 and its telephone number is (407) 333-9911.

                                  THE OFFERING

Common Stock offered by the Company...........   2,200,000 shares

Common Stock offered by the Selling
Shareholders..................................    600,000 shares

Common Stock to be outstanding after the
Offering......................................   9,200,000 shares(1)

Use of Proceeds...............................   Repayment of indebtedness,
                                                 capital expenditures, working
                                                 capital and general corporate
                                                 purposes, including possible
                                                 acquisitions. See "Use of
                                                 Proceeds."

Nasdaq National Market Symbol.................   FARO
---------------

(1) Excludes 383,513 shares of Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.53 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                 SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                   JUNE 30,
                                    --------------------------------------   -------------------------
                                       1994         1995          1996          1996          1997
                                    ----------   ----------    -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Sales.............................  $4,508,837   $9,862,242    $14,656,337   $6,460,113    $10,318,535
Cost of sales.....................   2,222,085    4,987,779      6,486,268    2,744,994      4,188,280
                                    ----------   ----------    -----------   ----------    -----------
Gross profit......................   2,286,752    4,874,463      8,170,069    3,715,119      6,130,255
Operating expenses:
  Selling.........................   1,569,014    2,008,301      3,731,762    1,653,693      2,512,066
  General and administrative......     521,040      503,184        744,206      349,645        622,092
  Depreciation and amortization...     270,615      341,494        230,799      125,388        124,646
  Research and development........     173,400      363,871        730,124      236,539        394,839
  Employee stock options(1).......          --      106,700         23,100       11,550        364,146
                                    ----------   ----------    -----------   ----------    -----------
          Total operating
            expenses..............   2,534,069    3,323,550      5,459,991    2,376,815      4,017,789
                                    ----------   ----------    -----------   ----------    -----------
Income (loss) from operations.....    (247,317)   1,550,913      2,710,078    1,338,304      2,112,466
Other income......................      11,706       62,212         25,145        7,814         46,067
Interest expense..................    (192,543)    (355,468)      (212,669)    (122,806)       (65,853)
                                    ----------   ----------    -----------   ----------    -----------
  Income (loss) before income
     taxes........................    (428,154)   1,257,657      2,522,554    1,223,312      2,092,680
Income tax expense (benefit)......          --     (342,000)     1,115,892      541,152        837,072
                                    ----------   ----------    -----------   ----------    -----------
          Net income (loss).......  $ (428,154)  $1,599,657    $ 1,406,662   $  682,160    $ 1,255,608
                                    ==========   ==========    ===========   ==========    ===========
Net income (loss) per common share
  and common equivalent share.....  $    (0.06)  $     0.22(2) $      0.19   $     0.09    $      0.17
Weighted average common shares and
  common equivalent shares(3).....   7,149,690    7,166,740      7,349,042    7,354,292      7,333,290

                                                                  AT JUNE 30, 1997
                                                              -------------------------
                                                                                AS
                                                                ACTUAL      ADJUSTED(4)
                                                              -----------   -----------
BALANCE SHEET DATA:
Working capital.............................................  $ 4,976,323   $26,148,554
Total assets................................................   10,558,549    31,064,113
Total debt..................................................    1,500,436            --
Total shareholders' equity..................................    5,349,468    27,355,468

---------------

(1) Reflects compensation expense incurred upon the vesting of options having an exercise price less than the fair market value of the Common Stock on the date of grant. The weighted average exercise price of such vested options is $0.36 per share.
(2) Includes a benefit of $0.11 per share resulting from a reduction in the deferred tax asset valuation allowance.
(3) Includes 7,000,000 common shares outstanding in each period plus the effect of stock options granted, using the Treasury Stock Method, assuming an initial public offering price of $11.00 per share. See Notes 1 and 12 to the Consolidated Financial Statements.
(4) Adjusted to give effect to the sale of 2,200,000 shares of Common Stock offered by the Company hereby (assuming an initial public offering price of $11.00 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares offered hereby involves a high degree of risk, including the risks described below. Prospective investors should carefully consider the following risk factors together with the other information contained in this Prospectus before purchasing the shares offered hereby.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's quarterly operating results have varied in the past and may vary significantly in the future depending on many factors including, among others, the size, timing and recognition of revenue from significant orders; increases in operating expenses required for product development and new product marketing; the timing and market acceptance of new products and product enhancements; customer order deferrals in anticipation of new products and product enhancements; the Company's success in expanding its sales and marketing programs; and general economic conditions. Further, the Company's operating results have been, and are expected to continue to be, highly sensitive to the length of the Company's sales cycle, from initial contact through product shipment. Moreover, the Company has historically incurred higher expenses relating to marketing and production in the first and second quarters of each year. Based upon all of the foregoing factors, the Company believes that its quarterly revenue, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations may not be meaningful and that, in any event, such comparisons should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Quarterly Results."

EMERGING MARKET; DEPENDENCE ON A SINGLE PRODUCT LINE

     The products from which the Company derives substantially all of its revenues were introduced in 1993, and the Company's future performance will depend on market acceptance of these products. The measurement industry is currently dominated by manufacturers of hand-measurement tools and traditional, fixed-base coordinate measurement machines ("CMMs"). As a result, the Company's focus on a new measurement technology requires its customers to reevaluate their historical measurement procedures and methodologies. There can be no assurance that the Company's products will attain broad market acceptance. The inability of the Company's products to attain broad market acceptance would have a material adverse effect on the Company's results of operations and financial condition.

     The Company has developed and marketed two closely interdependent products (the FAROArm(R) and AnthroCam(R)) for use in the 3-D measurement field. Substantially all of the Company's revenues are currently derived from sales of these products, and the Company plans to continue its business strategy of focusing on the portable, software-driven, 3-D measurement market for the foreseeable future. Consequently, the Company's financial performance will depend on continued market acceptance of these products and, to a lesser extent, on the Company's introduction and market acceptance of related products. If the Company's products are not widely accepted in the 3-D measurement field, the Company will have reduced sales and will be required to make increased expenditures on research and development for new applications in other fields or new products. There can be no assurance that such efforts to develop new products or diversify the Company's products into other fields would be successful. Management believes that continued market acceptance of the Company's products will depend largely on the Company's ability to enhance and broaden its product line. Additionally, other factors adversely affecting sales of the Company's products, such as delays in development, significant hardware or software flaws, incompatibility with significant software or negative evaluation of the Company's products, could have a material adverse effect on the Company's results of operations and financial condition. See
"Business -- The FARO Strategy" and "Business -- FARO Products."

COMPETITION

     The broad market for measurement devices for manufacturing and industrial applications, which consists primarily of hand-measurement tools and CMMs, is highly competitive. Manufacturers of hand-measurement tools and CMMs include a significant number of well-established companies that are substantially larger and possess substantially greater financial, technical and marketing resources than the Company. The Company's products compete on the basis of portability, accuracy, application features, ease-of-use, quality, price and technical support. These entities or others may develop products or technologies that will directly compete with those of the Company. Furthermore, there can be no assurance that the Company will have sufficient resources to make additional investments in such products and technologies or that the Company's product development efforts will allow the Company to compete successfully as the industry evolves.

     Based on its sales, its research and development activities and its experience in the industry, the Company believes there is a worldwide trend toward CAD-based factory-floor metrology, which has resulted in the introduction of CAD-based inspection software for conventional CMMs by most of the large CMM manufacturers. Certain CMM manufacturers also are miniaturizing, and in some cases increasing the mobility of, their conventional CMMs. There can be no assurance that CMM manufacturers will not alter their products to provide functions which are competitive with those of the Company's products.

     The Company also competes with a number of smaller companies that market articulated arm measuring devices. There can be no assurance that such companies will not devote additional resources to the development and marketing of products that compete with those of the Company. See "Business -- Competition."

UNCERTAINTY OF PATENTS; DEPENDENCE ON PATENTS, LICENSES AND PROPRIETARY RIGHTS

     The Company's success will depend in large part on the Company's ability to obtain patent protection with respect to its products and processes, defend patents once obtained, maintain trade secrets and operate without infringing upon the patents and proprietary rights of others and obtain appropriate licenses to patents or proprietary rights held by third parties, both in the United States and in foreign countries.

     There can be no assurance that the Company will develop or obtain the rights to products or processes that are patentable, that patents will issue from any of the pending applications or that claims allowed will be sufficient to protect the technology licensed to the Company. In addition, no assurance can be given that any patents issued to or licensed by the Company will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.

     The Company may be required to obtain licenses with respect to certain technology for which it does not have patents or to develop or obtain alternative technology. There can be no assurance that the Company will be able to obtain any such license on acceptable terms or at all. If such licenses are not obtained, the Company could be delayed in or prevented from pursuing the development or commercialization of its products, which would have a material adverse effect on the Company.

     Litigation may also be necessary to enforce any patents to which the Company has rights or to determine the scope, validity and enforceability of other parties' proprietary rights, which may affect the Company's products or processes. An adverse outcome in any patent litigation or interference proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease using such technology, any of which could have a material adverse effect on the Company.

     The Company also relies on unpatented trade secrets and know-how to maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with employees, consultants and others. There can be no assurance that these agreements will not be breached or terminated, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. The Company relies on certain technologies to which it does not have exclusive rights or which may not be patentable or proprietary and thus may be available to competitors.

     The Company has 17 patent applications and patents in the United States, ten of which have been filed in foreign countries. The Company also has 16 registered trademarks in the United States and 12 trademark applications pending in the United States and the European Union. The laws of some foreign countries may not protect the Company's proprietary rights to the same extent as do the laws of the United States.

     The Company is aware of certain risks involving certain patent rights of the Company. Kosaka Laboratory, Ltd. ("Kosaka") has notified the Company that the Company by virtue of its "Leap Frog" technology used in the FAROArm is infringing U.S. Pat. No. 4,430,796 to Kosaka. The Company believes it has identified prior art which it believes supports the Company's use of the technology.

     The Company is aware that three companies have been or are infringing the claims on the Company's U.S. Pat. Nos. 5,251,127 and 5,305,203, which are directed to the medical field, an area in which the Company is no longer active. The Company has granted nonexclusive license agreements to two companies which provide for minimum annual royalty payments, one of which obligates the Company to enforce the patents against infringers if the sales of products amount to more than $5,000,000. The Company is currently in negotiations with two other companies which it believes are infringing the '127 and '203 patents. If a license agreement with either party is not executed, the Company would be obligated to enforce the patents or compromise the existing license agreements.

     A German competitor previously sold a CMM similar to the FAROArm that is covered by a German form of limited patent protection and is also covered by one or more claims of a pending German utility patent application which covers the basic CMM technology of the Company. As a result, the German company redesigned its arm to avoid infringement. However, the Company's patent rights in Germany could be challenged in court and could be opposed following publication. Either event could narrow the scope of patent protection in Germany which would have a material adverse effect on the Company.

TECHNOLOGICAL CHANGE

     The market for the Company's products has only recently emerged and is characterized by rapid technological change. Any technology in the measurement industry, including the Company's technology, may be rendered obsolete or non-competitive by future discoveries and developments. As a result, the Company's growth and future financial performance depends upon its ability to introduce new products and enhance existing products that accommodate the latest technological advances and customer requirements. There can be no assurance that any such products will be successfully introduced or will achieve market acceptance. In addition, the Company believes that a substantial amount of capital will be required for future research and development. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introductions, could have a material adverse effect on its results of operations and financial condition. There can be no assurance that technological developments will not render actual and proposed products or technologies of the Company uneconomical or obsolete.

DEPENDENCE ON KEY PERSONNEL

     The development of new products, enhancements to existing products, and the success of the Company are largely dependent upon the efforts, direction and guidance of Simon Raab and Gregory A. Fraser, the Company's founders. The Company's continued growth and success also depends in part on its ability to attract and retain qualified managers and on the ability of its executive officers and key employees to manage its operations successfully. The loss of any of the Company's senior management or key personnel, particularly Messrs. Raab or Fraser, or its inability to attract and retain key management personnel in the future, could have a material adverse effect on the Company's results of operations and financial condition. The Company currently carries key man life insurance policies on Messrs. Raab and Fraser in the amount of $3.0 million each. See "Management."

MANAGEMENT OF GROWTH

     The Company has grown rapidly in recent years, with sales increasing from $4.5 million in 1994 to $14.7 million in 1996, and this growth has from time to time placed burdens on the Company's managerial resources and systems. As part of its business strategy, the Company intends to continue pursuing rapid growth, which is likely to place substantial demands on the Company's financial, managerial, operational and other resources. Effective management of growth will require the addition and training of personnel throughout the Company, expanded customer services and support, expanded operational, financial and management information systems and the implementation of additional control procedures, including those related to the Company's international operations. There can be no assurance that the Company will be able to maintain its recent rate of revenue growth, continue its profitable operations or manage future growth successfully. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

INTERNATIONAL OPERATIONS

     In 1995, 1996 and the first six months of 1997, international sales accounted for $2.1 million, $3.8 million and $2.7 million, or 21.6%, 26.1% and 26.0%, respectively, of the Company's total sales. The Company anticipates that international sales will account for an increasing portion of the Company's total sales. The Company's international business is subject to special risks, including fluctuating exchange rates, uncertainties in patent enforcement or the protection of other proprietary rights, changes in import and export controls and changes in tax policies, trade policies, tariffs, product safety and other regulatory requirements, in addition to currency controls and political and economic risks. A portion of the Company's sales is in foreign currencies and changes in the value of these foreign currencies relative to the United States dollar could affect the Company's results of operations and financial position, and gains and losses on translation to United States dollars could contribute to fluctuations in the Company's results of operations. Although the Company has not historically engaged in any hedging transactions to limit risks of currency fluctuations, it intends to do so in the future. There can be no assurance that engaging in hedging transactions would materially reduce the effects of fluctuations in foreign currency exchange rates on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

DEPENDENCE ON KEY SUPPLIERS

     The Company purchases the major component parts for the FAROArm(R) from third parties and conducts final assembly, customization and inspection of the FAROArm(R) at its manufacturing facility. Although there is more than one potential supplier of each of these components, the Company currently relies on single sources of supply for several components. Accordingly, the Company is vulnerable to the possible business interruption of its suppliers, and the Company could experience temporary delays or interruptions while alternative sources of supply are secured. Any such delays or interruptions could have a material adverse effect on the Company's results of operations and financial condition.

     In particular, the Company currently purchases the vast majority of the transducers used in certain models of the FAROArm(R) from a single supplier located in Europe. Although there are a number of alternative suppliers for this class of transducers, switching to these suppliers could result in temporary delays or interruptions. While the Company maintains supplies of such transducers for at least several months in its inventories, any reductions or interruptions in supply, or material increases in the price of these components, could cause the Company to suffer disruptions in the operation of its business or to incur higher costs, which could have a material adverse effect on the Company's results of operations and financial condition.

CYCLICALITY OF END USER MARKETS

     A significant portion of the Company's sales are to manufacturers in the automotive, aerospace and heavy equipment industries. Each of these industries experiences cyclicality and may be adversely affected during recessionary periods. The cyclical nature of these industries may exert significant influence on the Company's revenues and results of operations. The volume of orders for and prices of the Company's products are likely to be adversely impacted by decreases in capital spending by a significant portion of its end users during recessionary periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

DEPENDENCE ON KEY CUSTOMERS

     Sales to the Company's ten largest customers represented an aggregate of 28.1% and 17.5% of the Company's sales in 1996 and the first six months of 1997, respectively. Sales to Boeing represented 10.0% of the Company's sales in 1996. No customer represented 10.0% or more of the Company's sales in the first six months of 1997. The Company does not maintain long-term purchase agreements with any of its customers, all of which may unilaterally reduce or discontinue their purchases of the Company's products. The Company's loss of, or the failure to continue to make additional sales to, any of its key customers could have a material adverse effect on the Company's results of operations and financial condition. See "Business -- Customers."

WARRANTY LIABILITY AND MAINTENANCE CONTRACTS

     The Company provides an initial one-year basic warranty, without additional charge, on all its products. Historically, warranty costs associated with providing the basic warranty have not been material. Additionally, the Company currently offers its customers one, two and three year extended maintenance contracts for its products. The Company recognizes the revenue from these sales ratably over the contract term and recognizes the cost of claims as incurred. While the Company's deferred revenues have been sufficient to cover the expenses of such claims, there can be no assurance that such deferred revenues will be adequate in the future. The occurrence of a significant number of extended warranty claims could have a material adverse effect on the Company's results of operations and financial condition.

PRODUCT LIABILITY AND INSURANCE COVERAGE

     The Company licenses and supports certain specialty products based on its articulated arm technology that are used in medical applications. The sale of the Company's medical products entails a risk of product liability claims. Although no claims have been asserted to date, product liability or other claims might be asserted against the Company by persons who allege that the use of the Company's products resulted in injury or other adverse effects, and such claims could involve large amounts of alleged damages and significant defense costs. Although the Company currently maintains product liability insurance, the liability limits or scope of the Company's insurance policies could be inadequate to protect against potential claims. In addition, the Company's insurance policies are subject to annual renewal. Although the Company has been able to obtain product liability insurance in the past, the cost and availability of this insurance varies and such coverage could be difficult to obtain in the future. A successful claim against the Company in excess of its available insurance coverage could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company's business reputation could be adversely affected by product liability claims, regardless of their merit or the eventual outcome of such claims.

CONTROL BY PRINCIPAL SHAREHOLDERS; ANTI-TAKEOVER CONSIDERATIONS

     Upon the conclusion of this offering, Messrs. Simon Raab and Gregory A. Fraser will, in the aggregate, beneficially own approximately 37.0% of the outstanding Common Stock (34.6% if the Underwriters' over-allotment option is exercised in full). As a result, Messrs. Raab and Fraser will retain significant voting power with respect to the election of the Company's directors and the outcome of other matters requiring shareholder approval. The voting power of Messrs. Raab and Fraser, together with the staggered Board of Directors and the anti-takeover effects of certain provisions contained in both the Florida Business Corporation Act and in the Company's Articles of Incorporation and Bylaws (including, without limitation, the ability of the Board of Directors of the Company to issue shares of Preferred Stock and to fix the rights and preferences thereof), may have the effect of delaying, deferring, or preventing an unsolicited change in the control of the Company, which may adversely affect the market price of the Common Stock. See "Management," "Principal and Selling Shareholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of this offering, the Company will have outstanding 9,200,000 shares of Common Stock. Of these shares, 4,564,630 shares, including the 2,800,000 shares of Common Stock sold in this offering (3,220,000 shares if the Underwriters' over-allotment option is exercised in full), will be freely tradeable by persons other than affiliates of the Company without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 4,635,370 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. All of such shares will be beneficially owned by persons who are affiliates of the Company and, commencing 90 days after the date of this Prospectus, would be eligible for public sale subject to the volume and other limitations of Rule
144. However, the Company's directors, executive officers and principal shareholders and the Selling Shareholders have agreed not to sell, contract to sell, offer, or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock or any rights to purchase any of the foregoing for a period of 180 days after the date of this Prospectus without the prior written consent of Raymond James & Associates, Inc. The sale of a substantial number of shares of Common Stock could adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."

BROAD DISCRETION REGARDING USE OF PROCEEDS

     A substantial portion of the proceeds of this offering have not been allocated to a particular purpose. Accordingly, management will have broad discretion concerning the use of a majority of the proceeds of this offering. See "Use of Proceeds."

NO PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has not been a public market for the Common Stock, and there is no assurance that an active trading market will develop or continue following this offering. Accordingly, purchasers in this offering may experience difficulty in selling or otherwise disposing of their shares of Common Stock. In addition, there is no assurance that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock will be determined by negotiations among the Company, the Selling Shareholders and the Underwriters based on several factors, and may not be indicative of the market price for the Common Stock after this offering. See "Underwriting."

     The Company believes that various factors such as general economic conditions, changes or volatility in the financial markets, and quarterly or annual variations in the Company's financial results could cause the market price of the Common Stock to fluctuate substantially.

DILUTION TO NEW INVESTORS

     The initial public offering price is substantially higher than the per share net tangible book value of the Common Stock. Purchasers of Common Stock in this offering will incur immediate and substantial dilution of $8.09 per share in the net tangible book value of their shares of Common Stock. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company (after deducting underwriting discounts and estimated offering expenses payable by the Company) from the sale of 2,200,000 shares of Common Stock offered by the Company, assuming an initial public offering price of $11.00 per share, are estimated to be approximately $22.0 million. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders." The Company has agreed to grant to the Representatives and their designees warrants to purchase up to 100,000 shares of Common Stock, which warrants are being registered hereunder. The warrants are exercisable after one year at 110% of the initial offering price. There can be no assurance that all or any portion of the warrants will be exercised. Accordingly, the proceeds from the exercise of the warrants, if any, are not reflected in this Prospectus.


     The Company intends to use approximately $1.5 million of the net proceeds of this offering to repay indebtedness incurred to finance operations, which accrues interest at the 30-day commercial paper rate plus 2.7% per annum (8.31% at June 30, 1997), and matures in September 1999. Although it has no specific plan for the use of the balance of the offering proceeds, the Company will generally use the balance of such proceeds for expansion of the Company's sales and marketing activities for existing and new products, investment in new technologies, including product development, capital expenditures and for working capital and general corporate purposes, including possible acquisitions. The Company has not yet identified the specific amounts of proceeds to be expended for these respective corporate purposes. The amounts actually expended for each purpose may vary significantly depending on a number of factors, including future revenue growth, the amount of cash generated or used by the Company's operations, the progress of the Company's new product development efforts, technological advances and the status of competitive products. Currently, the Company has no arrangements or understandings with respect to any acquisition. Pending any such uses, the Company plans to invest the net proceeds of this offering in short-term, investment grade securities or money market instruments. The Company has undertaken this offering to strengthen its capital position by repaying all of its outstanding indebtedness and to provide equity capital for the execution of its strategy.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on the Common Stock. The Company currently anticipates that all of its earnings will be retained for development and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements, limitations which may be included in loan and other agreements and such other factors as the Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth the current portion of long-term debt and the capitalization of the Company (i) at June 30, 1997, and (ii) as adjusted to give effect to the sale by the Company of 2,200,000 shares of Common Stock offered hereby (assuming an initial public offering price of $11.00 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto contained elsewhere in this Prospectus.

                                                                  AT JUNE 30, 1997
                                                              ------------------------
                                                                               AS
                                                                ACTUAL      ADJUSTED
                                                              ----------   -----------
Current portion of long-term debt...........................  $  666,667   $        --
                                                              ==========   ===========
Long-term debt, less current portion........................  $  833,769   $        --
                                                              ----------   -----------
Shareholders' equity:
  Class A Preferred Stock, $0.001 par value, 10,000,000
     shares authorized; no shares issued and outstanding....          --            --
  Common Stock, $0.001 par value, 20,000,000 shares
     authorized; 7,000,000 shares issued and outstanding,
     9,200,000 shares issued and outstanding as
     adjusted(1)............................................       7,000         8,700
Additional paid-in capital..................................   4,827,544    26,831,844
Retained earnings...........................................   1,067,243     1,067,243
Unearned compensation.......................................    (508,334)     (508,334)
Cumulative translation adjustments..........................     (43,985)      (43,985)
                                                              ----------   -----------
          Total shareholders' equity........................   5,349,468    27,355,468
                                                              ----------   -----------
          Total capitalization..............................  $6,183,237   $27,355,468
                                                              ==========   ===========

---------------


(1) Excludes 383,513 shares of Common Stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.53 per share. In July 1997, the Company's Board of Directors and shareholders approved the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), which increased the authorized shares of Common Stock to 50,000,000 shares. Does not give effect to the exercise of any of the warrants being registered hereunder.

                                    DILUTION

     The net tangible book value of the Company at June 30, 1997 was $4.7 million, or $0.68 per share of Common Stock. Net tangible book value per share represents the amount of the Company's tangible net worth (total assets less patents and total liabilities) divided by the total number of shares of Common Stock outstanding. After giving effect to the sale of 2,200,000 shares of Common Stock by the Company in this offering (assuming an initial public offering price of $11.00 per share) and the application of the estimated net proceeds therefrom (after deducting underwriting discounts and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company at June 30, 1997 would have been $26.7 million, or $2.91 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.23 per share to existing shareholders and an immediate dilution of $8.09 per share to purchasers of shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price.......................          $11.00
Net tangible book value before this offering................  $0.68
Increase attributable to new investors......................   2.23
                                                              -----
Pro forma net tangible book value after this offering.......            2.91
                                                                      ------
Dilution to new investors...................................          $ 8.09
                                                                      ======

     The following table sets forth the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the Company's existing shareholders and to be paid by new investors in this offering (assuming an initial public offering price of $11.00 per share):

                                    SHARES PURCHASED      TOTAL CONSIDERATION
                                   -------------------   ---------------------   AVERAGE PRICE
                                    NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                                   ---------   -------   -----------   -------   -------------
Existing shareholders(1).........  7,000,000     76.1%   $ 3,832,264     13.7%      $ 0.55
New investors....................  2,200,000     23.9     24,200,000     86.3        11.00
                                   ---------   ------    -----------   ------
          Total..................  9,200,000    100.0%   $28,032,264    100.0%        3.05
                                   =========   ======    ===========   ======

---------------


(1) Does not reflect the sale of 600,000 shares of Common Stock by the Selling Shareholders in this offering (945,000 shares if the over-allotment option is exercised in full) and excludes 383,513 shares of Common Stock issuable upon the exercise of outstanding stock options. See "Management -- Stock Option Plans." To the extent outstanding stock options are exercised, there will be further dilution to new investors. Does not give effect to the exercise of any of the warrants being registered hereunder.


     Assuming the over-allotment option is not exercised, sales by the Selling Shareholders in this offering will reduce the number of shares held by existing shareholders to 6,400,000 shares (or 69.6% of the total number of shares of Common Stock outstanding after this offering) and will increase the number of shares held by new investors to 2,800,000 shares (or 30.4% of the total number of shares of Common Stock outstanding after this offering).

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected data presented below are derived from the consolidated financial statements of the Company and its subsidiaries at December 31, 1994, 1995 and 1996 and for the years then ended, which are included elsewhere in this Prospectus and have been audited by Deloitte & Touche LLP, independent public accountants. The selected consolidated financial data at December 31, 1992 and 1993 and for the years then ended have been derived from audited consolidated financial statements not included herein. The selected consolidated financial data for the six months ended June 30, 1996 and June 30, 1997 have been derived from the Company's unaudited consolidated financial statements. In the opinion of management, all unaudited consolidated financial statements used to derive the information presented have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for the periods presented. The information for the six months ended June 30, 1997 is not necessarily indicative of the operating results to be expected for any future period. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and related notes and other financial information included elsewhere in this Prospectus.

                                                                                                         SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                                JUNE 30,
                                 -----------------------------------------------------------------   ------------------------
                                    1992         1993         1994          1995          1996          1996         1997
                                 ----------   ----------   ----------    ----------    -----------   ----------   -----------
STATEMENT OF OPERATIONS DATA:
Sales..........................  $4,727,637   $5,106,270   $4,508,837    $9,862,242    $14,656,337   $6,460,113   $10,318,535
Cost of sales..................   2,359,693    2,266,296    2,222,085     4,987,779(1)   6,486,268    2,744,994     4,188,280
                                 ----------   ----------   ----------    ----------    -----------   ----------   -----------
Gross profit...................   2,367,944    2,839,974    2,286,752     4,874,463      8,170,069    3,715,119     6,130,255
Operating expenses:
  Selling......................   1,839,527    1,971,177    1,569,014     2,008,301      3,731,762    1,653,693     2,512,066
  General and administrative...     454,606      424,026      521,040(2)    503,184        744,206      349,645       622,092
  Depreciation and
    amortization...............     122,613      211,682      270,615       341,494(3)     230,799      125,388       124,646
  Research and development.....     282,829      276,489      173,400       363,871        730,124      236,539       394,839
  Employee stock options(4)....          --           --           --       106,700         23,100       11,550       364,146
                                 ----------   ----------   ----------    ----------    -----------   ----------   -----------
        Total operating
          expenses.............   2,699,575    2,883,374    2,534,069     3,323,550      5,459,991    2,376,815     4,017,789
                                 ----------   ----------   ----------    ----------    -----------   ----------   -----------
Income (loss) from
  operations...................    (331,631)     (43,400)    (247,317)    1,550,913      2,710,078    1,338,304     2,112,466
Other income...................       4,035       12,648       11,706        62,212         25,145        7,814        46,067
Interest expense...............     (76,780)    (110,504)    (192,543)     (355,468)      (212,669)    (122,806)      (65,853)
                                 ----------   ----------   ----------    ----------    -----------   ----------   -----------
  Income (loss) before income
    taxes......................    (404,376)    (141,256)    (428,154)    1,257,657      2,522,554    1,223,312     2,092,680
Income tax expense (benefit)...          --           --           --      (342,000)     1,115,892      541,152       837,072
                                 ----------   ----------   ----------    ----------    -----------   ----------   -----------
        Net income (loss)......  $ (404,376)  $ (141,256)  $ (428,154)   $1,599,657    $ 1,406,662   $  682,160   $ 1,255,608
                                 ==========   ==========   ==========    ==========    ===========   ==========   ===========
Net income (loss) per common
  share and common equivalent
  share........................  $    (0.06)  $    (0.02)  $    (0.06)   $     0.22(5) $      0.19   $     0.09   $      0.17
Weighted average common shares
  and common equivalent
  shares(6)....................   7,149,690    7,149,690    7,149,690     7,166,740      7,349,042    7,354,292     7,333,290

                                                        AT DECEMBER 31,                                 AT JUNE 30, 1997
                                 --------------------------------------------------------------   ----------------------------
                                    1992         1993         1994         1995         1996        ACTUAL      AS ADJUSTED(7)
                                 ----------   ----------   ----------   ----------   ----------   -----------   --------------
BALANCE SHEET DATA:
Working capital................  $  193,499   $ (109,760)  $ (718,564)  $1,321,517   $3,832,424   $4,976,323     $26,148,554
Total assets...................   3,406,815    3,877,445    4,229,551    5,479,698    7,815,668   10,558,549      31,064,113
Total debt.....................   1,430,000    2,100,000    2,925,000    2,200,000    1,501,267    1,500,436              --
Total shareholders' equity.....   1,299,290    1,158,034      637,580    2,343,937    3,773,699    5,349,468      27,355,468

                                                   (footnotes on following page)

---------------

(1) Includes $531,186 from a change in the estimated life of product development costs. See Note 1 to the Consolidated Financial Statements, "Product Design Costs."
(2) Includes $146,541 for costs incurred in a terminated private stock offering.
(3) Includes a charge for unamortized patent costs of $192,570 due to the discontinuance of certain products sold in the medical field.
(4) Reflects compensation expense incurred upon the vesting of options having an exercise price less than the fair market value of the Common Stock on the date of grant. The weighted average exercise price of such vested options is $0.36 per share.
(5) Includes a benefit of $0.11 per share resulting from a reduction in the deferred tax asset valuation allowance.
(6) Includes 7,000,000 common shares outstanding in each period plus the effect of stock options granted, using the Treasury Stock Method, assuming an initial public offering price of $11.00 per share. See Notes 1 and 12 to the Consolidated Financial Statements.
(7) Adjusted to give effect to the sale of 2,200,000 shares of Common Stock being offered by the Company hereby (assuming an initial public offering price of $11.00 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following information should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

OVERVIEW

     The Company designs, develops, markets and supports portable, software-driven, 3-D measurement systems that are used in a broad range of manufacturing and industrial applications. The Company's principal products are the FAROArm(R) articulated measuring device and its companion AnthroCam(R) software. Together, these products integrate the measurement and quality inspection function with CAD and CAM technology to improve productivity, enhance product quality and decrease rework and scrap in the manufacturing process. The Company's products have been purchased by more than 600 customers worldwide, ranging from small machine shops to such large manufacturing and industrial companies as General Motors, Chrysler, Ford, Boeing, Lockheed Martin, General Electric, Westinghouse Electric, Caterpillar and Komatsu Dresser.

     From its inception in 1982 through 1992, the Company focused on providing computerized, 3-D measurement devices to the orthopedic and neurosurgical markets. During this period, the Company introduced a knee laxity measurement device, a diagnostic tool for measuring posture, scoliosis and back flexibility, and a surgical guidance device utilizing a six-axis articulated arm.

     In 1992, in an effort to capitalize on a demand for 3-D portable measurement tools for the factory floor, the Company made a strategic decision to target its core measurement technology to the manufacturing and industrial markets. In order to focus on manufacturing and industrial applications of its technology, the Company phased out the direct sale of its medical products and entered into licensing agreements with two major neurosurgical companies for its medical technology. Since that time, sales to the manufacturing and industrial markets have increased to 96.5% of sales in 1996 and 98.0% of sales in the six months ended June 30, 1997. In 1995, the Company made a strategic decision to target international markets. The Company established sales offices in France and Germany in 1996 and the United Kingdom in 1997. International sales represented 21.6% of sales in 1995, 26.1% of sales in 1996 and 26.0% of sales in the six months ended June 30, 1997.

     The Company derives revenues primarily from the sale of the FAROArm(R), its six-axis articulated measuring device, and AnthroCam(R), its companion 3-D measurement software. The majority of the Company's revenues are derived from the sale of its bundled hardware and software measurement systems. Revenue related to these products is recognized upon shipment.

     Revenue growth has resulted primarily from increased unit sales due to an expanded sales effort that included the addition of sales personnel at existing offices, the opening of new sales offices, expanded promotional efforts and the addition of new product features. Additionally, during this period, the Company lowered its prices on its bundled 3-D measurement systems to stimulate volume. The Company expects to continue its revenue growth through further penetration of its installed customer base, expansion of its domestic and international sales force and expansion of its product line and service offerings. See "Business -- The FARO Strategy."

     In addition to providing a one-year basic warranty without additional charge, the Company offers its customers one, two and three-year extended maintenance contracts, which include on-line help services, software upgrades and hardware warranties. In addition, the Company sells training and technology consulting services relating to its products. The Company recognizes the revenue from extended maintenance contracts ratably over the contract term and recognizes the cost of claims as incurred.

     Cost of sales consists primarily of materials, production, overhead and labor. Selling expenses consist primarily of salaries and commissions to sales and marketing personnel, and promotion, advertising, travel and telecommunications expenses. General and administrative expenses consist primarily of salaries for administrative personnel, rent, utilities and professional and legal expenses. Research and development expenses represent salaries, equipment and third-party services.

     Accounting for wholly-owned foreign subsidiaries is maintained in the currency of the respective foreign jurisdiction and, therefore, fluctuations in exchange rates may have an impact on intercompany accounts reflected in the Company's Consolidated Financial Statements. Although the Company has not historically engaged in any hedging transactions to limit risks of currency fluctuations, it intends to do so in the future.

RESULTS OF OPERATIONS

     The following table sets forth for the periods presented the percentage of sales represented by certain items in the Company's Consolidated Statements of
Operations:

                                                                             SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,         JUNE 30,
                                                 ------------------------    ----------------
                                                 1994      1995     1996     1996       1997
                                                 -----     -----    -----    ----       ----
STATEMENT OF OPERATIONS DATA:
Sales..........................................  100.0%    100.0%   100.0%   100.0%     100.0%
Cost of sales..................................   49.3      50.6     44.3     42.5       40.6
                                                 -----     -----    -----    -----      -----
Gross profit...................................   50.7      49.4     55.7     57.5       59.4
Operating expenses:
  Selling......................................   34.8      20.4     25.5     25.6       24.3
  General and administrative...................   11.6       5.1      5.1      5.4        6.0
  Depreciation and amortization................    6.0       3.5      1.6      1.9        1.2
  Research and development.....................    3.8       3.7      5.0      3.7        3.8
  Employee stock options.......................     --       1.1      0.2      0.2        3.5
                                                 -----     -----    -----    -----      -----
          Total operating expenses.............   56.2      33.7     37.3     36.8       38.9
                                                 -----     -----    -----    -----      -----
Income (loss) from operations..................   (5.5)     15.7     18.5     20.7       20.5
Other income...................................    0.3       0.6      0.2      0.1        0.4
Interest expense...............................   (4.3)     (3.6)    (1.5)    (1.9)      (0.6)
                                                 -----     -----    -----    -----      -----
Income (loss) before income taxes..............   (9.5)     12.8     17.2     18.9       20.3
Income tax expense (benefit)...................     --      (3.5)     7.6      8.4        8.1
                                                 -----     -----    -----    -----      -----
          Net income (loss)....................   (9.5)%    16.2%     9.6%    10.6%      12.2%
                                                 =====     =====    =====    =====      =====

  SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Sales. Sales increased $3.9 million, or 59.7%, from $6.5 million for the first six months of 1996 to $10.3 million for the first six months of 1997. The increase was primarily the result of increased unit sales due to an expanded sales effort that included the addition of sales personnel at existing offices, the opening of new sales offices, expanded promotional efforts and the addition of new product features. International sales increased $1.5 million, or 123.4%, from $1.2 million for the first six months of 1996 to $2.7 million for the first six months of 1997. This growth was attributable to the opening of the Company's European sales offices in France and Germany in 1996 and the United Kingdom in 1997 and an increase in the number of international distributors.

     Gross profit. Gross profit increased $2.4 million, or 65.0%, from $3.7 million for the first six months of 1996 to $6.1 million for the first six months of 1997. Gross margin increased from 57.5% for the first six months of 1996 to 59.4% for the first six months of 1997. This margin increase was attributable to a reduction in product costs as a result of technological improvements, purchasing economies and production efficiencies, partially offset by a decrease in average unit prices.

     Selling expenses. Selling expenses increased $858,000, or 51.9%, from $1.7 million for the first six months of 1996 to $2.5 million for the first six months of 1997. This increase was a result of the Company's expansion of sales and marketing staff in the United States and Europe ($430,000) and expanded promotional efforts ($460,000) offset by a decline in office expenses ($31,000). Selling expenses as a percentage of sales decreased from 25.6% for the first six months of 1996 to 24.3% for the first six months of 1997.

     General and administrative expenses. General and administrative expenses increased $272,000, or 77.9%, from $350,000 for the first six months of 1996 to $622,000 for the first six months of 1997. This increase resulted from the hiring of additional administrative personnel, including network services and accounting personnel ($133,000), increases in professional and legal expenses ($89,000) and other general and administrative expenses ($51,000). General and administrative expenses as a percentage of sales increased from 5.4% for the first six months of 1996 to 6.0% for the first six months of 1997.

     Research and development expenses. Research and development expenses increased $158,000, or 66.9%, from $237,000 for the first six months of 1996 to $395,000 for the first six months of 1997. This increase was primarily a result of increased personnel costs ($190,000) relating to the introduction of new electronic circuitry, enhanced mechanical features and 32-bit functionality offset by a reduction in material costs ($31,000). Research and development expenses as a percentage of sales increased from 3.7% for the first six months of 1996 to 3.8% for the first six months of 1997.

     Employee stock options expenses. Employee stock options expenses increased $353,000 from $12,000 for the first six months of 1996 to $364,000 for the first six months of 1997. This increase was primarily attributable to the grant of 52,733 options in May 1997, which was made at an exercise price below the fair market value of the Common Stock on the date of grant.

     Interest expense. Interest expense decreased $57,000, or 46.4%, from $123,000 for the first six months of 1996 to $66,000 for the first six months of 1997. This reduction was attributable to the refinancing of the Company's indebtedness, resulting in a reduced principal balance and lower interest rate.

     Income tax expense. Income tax expense increased $296,000, or 54.7%, from $541,000 for the first six months of 1996 to $837,000 for the first six months of 1997. The provision for income taxes as a percentage of income before income taxes was 44.2% in the first six months of 1996 and 40.0% in the first six months of 1997.

     Net income. Net income increased $573,000, or 84.1%, from $682,000 for the first six months of 1996 to $1.3 million for the first six months of 1997.

  1996 COMPARED TO 1995

     Sales. Sales increased $4.8 million, or 48.6%, from $9.9 million in 1995 to $14.7 million in 1996. This increase was attributable to a shift in product mix to higher priced Silver Series models of the FAROArm(R) and increased unit sales resulting from completion of the Company's shift in focus from the medical market to the manufacturing and industrial markets.

     Gross profit. Gross profit increased $3.3 million, or 67.6%, from $4.9 million in 1995 to $8.2 million in 1996. Gross margin increased from 49.4% in 1995 to 55.7% in 1996. This increase was due to a reduction in product costs as a result of technological improvements and to an increase in sales of higher margin Silver Series models of the FAROArm(R). In addition, gross profit for 1995 was adversely affected by a $531,000 charge to cost of sales relating to a change in the estimated life of product design costs.

     Selling expenses. Selling expenses increased $1.7 million, or 85.8%, from $2.0 million in 1995 to $3.7 million in 1996 primarily as a result of the Company's expansion of sales and marketing staff ($784,000), the opening of additional sales offices in the United States and Europe in the second half of 1996 ($354,000) and increased promotional and related selling expenses ($409,000). Selling expenses as a percentage of sales increased from 20.4% in 1995 to 25.5% in 1996.

     General and administrative expenses. General and administrative expenses increased $241,000, or 47.9%, from $503,000 in 1995 to $744,000 in 1996. This increase was primarily a result of additional accounting personnel ($105,000) and increased cost of supplies and other expenses, including occupancy costs ($109,000). General and administrative expenses as a percentage of sales remained unchanged at 5.1% in 1996 compared to 1995.

     Research and development expenses. Research and development expenses increased $366,000, or 100.7%, from $364,000 in 1995 to $730,000 in 1996. This increase was a result of the hiring of additional personnel to design and develop improved hardware, software and product functionality ($228,000) and increased research and development materials and other expenses ($138,000). Research and development expenses as a percentage of sales increased from 3.7% in 1995 to 5.0% in 1996.

     Employee stock options expenses. Employee stock options expenses decreased $84,000, or 78.4%, from $107,000 in 1995 to $23,000 in 1996. The Company did not
grant options in 1996, and compensation expense relating to options granted in 1995 was significantly lower in 1996 than in 1995.

     Interest expense. Interest expense decreased $143,000, or 40.2%, from $355,000 in 1995 to $213,000 in 1996 due to a reduction in the amount of the Company's indebtedness.

     Income tax expense. Income tax expense increased $1.5 million from a benefit of $342,000 in 1995 to an expense of $1.1 million in 1996. The provision for income taxes as a percentage of income before income taxes was 44.2% in 1996. In 1995, the Company had an income tax benefit as a result of the reversal of a deferred tax valuation allowance.

     Net income. Net income decreased $193,000, or 12.1%, from $1.6 million in 1995 to $1.4 million in 1996.

1995 COMPARED TO 1994

     Sales. Sales increased $5.4 million, or 118.7%, from $4.5 million in 1994 to $9.9 million in 1995. The increase was due to increased unit sales resulting from a shift in focus from the medical market to the manufacturing and industrial markets and the Company's release of its AnthroCam(R) software in late 1994. The release of AnthroCam(R) led to increased sales of the Company's FAROArm(R) products, particularly of higher priced Silver Series models.

     Gross profit. Gross profit increased $2.6 million, or 113.2%, from $2.3 million in 1994 to $4.9 million in 1995 due to an increase in 1995 in sales of Silver Series models of the FAROArm(R) and AnthroCam(R) software, compared to Bronze Series models and the Company's medical and surgical products. Gross margins as a percentage of sales declined from 50.7% in 1994 to 49.4% in 1995, primarily because of price reductions made to increase sales volume and a $531,000 charge to cost of sales relating to a change in the estimated life of product design costs.

     Selling expenses. Selling expenses increased $439,000, or 28.0%, from $1.6 million in 1994 to $2.0 million in 1995. This increase was primarily a result of the hiring of additional personnel related to the Company's continued expansion of sales to manufacturing and industrial markets ($281,000) and related marketing activities ($158,000). Selling expenses as a percentage of sales decreased from 34.8% in 1994 to 20.4% in 1995. This decrease was due to an increase in sales without a commensurate increase in selling expenses.

     General and administrative expenses. General and administrative expenses decreased $18,000, or 3.4%, from $521,000 in 1994 to $503,000 in 1995. General and administrative expenses as a percentage of sales decreased from 11.6% in 1994 to 5.1% in 1995. This decrease reflects a one-time expense of $147,000 in 1994 related to a terminated private stock offering. Net of this one-time expense, general and administrative expenses increased $129,000, or 34.4%, from $374,000 in 1994 due to increases in legal fees ($39,000) and administrative salaries and insurance associated with the Company's growth and increased occupancy costs ($113,000.) However, general and administrative expenses decreased as a percentage of sales from 8.3% in 1994 to 5.1% in 1995.

     Research and development expenses. Research and development expenses increased $190,000, or 109.8%, from $173,000 in 1994 to $364,000 in 1995. This increase was attributable to an accounting change relating to production design costs ($260,000), which was partially offset by a decrease in personnel costs ($70,000). Research and development expenses as a percentage of sales decreased from 3.8% in 1994 to 3.7% in 1995.

     Employee stock options expenses. The Company granted stock options for the first time in 1995 under its 1993 Stock Option Plan. As a result, the Company recognized employee stock options expenses of $107,000 in 1995 compared to none in 1994.

     Interest expense. Interest expense increased $163,000, or 84.6%, from $193,000 in 1994 to $355,000 in 1995. This increase was due to new borrowings that were obtained to finance additional working capital needs to complete the transition from the medical market to the manufacturing and industrial markets.

     Income tax expense. The Company recognized an income tax benefit of $342,000 in 1995 compared to no provision for income taxes in 1994. In 1994, the deferred income tax benefit of $146,000 was offset by a valuation allowance due to the Company's history of operating losses. In 1995, the Company's income tax provision was offset by a corresponding reduction in its deferred tax valuation allowance. In addition, the remaining deferred tax asset valuation allowance was reversed because the Company had commenced profitable operations.

     Net income (loss). The Company's net income (loss) for 1995 increased $2.0 million from a net loss of $428,000 in 1994 to net income of $1.6 million in 1995.

QUARTERLY RESULTS

     The following table sets forth certain unaudited statements of income data for each of the eight quarters in the period ending June 30, 1997. This data has been derived from unaudited financial statements which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for the periods presented. The results of operations for the interim periods are not necessarily indicative of future results.

                                                                        QUARTER ENDED
                            -----------------------------------------------------------------------------------------------------
                                     1995                                   1996                                   1997
                            -----------------------   -------------------------------------------------   -----------------------
                             SEPT. 30     DEC. 31      MARCH 31     JUNE 30      SEPT. 30     DEC. 31      MARCH 31     JUNE 30
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Sales.....................  $1,855,175   $3,233,317   $3,037,610   $3,422,503   $4,083,193   $4,113,031   $4,889,471   $5,429,064
Cost of sales.............     658,225    1,687,246    1,186,666    1,558,328    1,756,120    1,985,154    1,948,549    2,239,731
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Gross profit..............   1,196,950    1,546,071    1,850,944    1,864,175    2,327,073    2,127,877    2,940,922    3,189,333
Operating expenses:
  Selling.................     383,026      699,756      731,549      922,144      940,900    1,137,169    1,158,559    1,353,507
  General and
    administrative........     104,328       63,981      166,166      183,479      195,216      199,345      302,523      319,569
  Depreciation and
    amortization..........      37,231       37,231       80,450       44,938       48,682       56,729       58,873       65,773
  Research and
    development...........      18,320      244,626       93,580      142,959      191,917      301,668      178,073      216,766
  Employee stock
    options...............          --      106,700        5,775        5,775        5,775        5,775        3,270      360,876
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Total operating
      expenses............     542,905    1,152,294    1,077,520    1,299,295    1,382,490    1,700,686    1,701,298    2,316,491
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income from operations....     654,045      393,777      773,424      564,880      944,583      427,191    1,239,624      872,842
Other income..............       3,558        3,217        2,770        5,044       12,866        4,465       (5,810)      51,877
Interest expense..........     (85,696)     (72,358)     (64,147)     (58,659)     (53,650)     (36,213)     (34,262)     (31,591)
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income
  taxes...................     571,907      324,636      712,047      511,265      903,799      395,443    1,199,552      893,128
Income tax expense
  (benefit)...............    (155,521)     (88,280)     314,986      226,166      399,810      174,930      479,821      357,251
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income............  $  727,428   $  412,916   $  397,061   $  285,099   $  503,989   $  220,513   $  719,731   $  535,877
                            ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========
Net income (loss) per
  common share and common
  equivalent share........  $     0.10   $     0.06   $     0.05   $     0.04   $     0.07   $     0.03   $     0.10   $     0.07
Weighted average common
  shares and common
  equivalent shares.......   7,149,690    7,217,891    7,354,292    7,354,292    7,354,292    7,333,290    7,333,290    7,333,290

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations to date through a combination of cash flow from operations, borrowings and private equity financings.

     Net cash provided by operating activities for the six months ended June 30, 1997 was $268,000 compared to $732,000 for the six months ended June 30, 1996. Net cash provided by operating activities in this period decreased primarily due to increases in accounts receivable. Net cash provided by operating activities for 1996 was $1.5 million compared to $936,000 for 1995. Net cash provided by operating activities in 1996 increased primarily due to increases in accounts payable and unearned service revenues.

     Net cash used in investing activities was $413,000 for the six months ended June 30, 1997 compared to $265,000 for the six months ended June 30, 1996. Net cash used in investing activities was $550,000 for 1996 compared to $285,000 for 1995. Net cash used in investing activities increased for the six months ended June 30, 1997 and for 1996 primarily due to increased purchases of property and equipment and increased patent costs.

     Net cash used in financing activities for the six months ended June 30, 1997 was $1,000 compared to $300,000 for the six months ended June 30, 1996. The $300,000 of net cash used in financing activities in the first six months of 1996 primarily reflects the repayment of related party loans. Net cash used in financing activities for 1996 was $715,000 compared to $725,000 for 1995. Net cash used in financing activities decreased primarily due to the repayment of related party loans of $2.2 million in 1996, offset by proceeds from debt of $1.6 million.

     The Company has a loan agreement in the form of a term note and a line of credit that matures in September 1999. The Company had available borrowings under the line of credit in the amount of $443,000 at June 30, 1997. Advances outstanding under the loan bear interest at the 30-day commercial paper rate plus 2.7% per annum (8.31% at June 30, 1997). Principal payments of $611,000, $667,000 and $223,000 will be due in 1997, 1998 and 1999, respectively.
Outstanding borrowings under this loan agreement at June 30, 1997 were approximately $1.5 million. The loan is collateralized by substantially all of the Company's assets. The loan agreement contains restrictive covenants, including the maintenance of certain amounts of working capital and tangible net worth and limits on loans to related parties. In April 1997, the Company also obtained a one-year secured $1.0 million line of credit from the same lender which bears interest at the 30-day commercial paper rate plus 2.65% per annum (8.26% at June 30, 1997). Approximately $1.5 million of the proceeds of this offering will be used to repay all of the Company's outstanding long term indebtedness.

     The Company's principal commitments at June 30, 1997 were leases on its headquarters and regional offices, and there were no material commitments for capital expenditures at that date. The Company believes that the proceeds of this offering, cash generated from operations and borrowings under its credit facilities will be sufficient to satisfy its working capital and capital expenditure needs at least through 1998.

     The proposed expansion of the Company's sales force is anticipated to increase the Company's selling, general and administrative expenses over the next 18 months. The Company believes that it will have adequate capital to cover these expenses at least through 1998.

     The proposed expansion of the Company's headquarters is not anticipated to have a material impact on its capital needs. Because this facility is leased (see "Certain Transactions"), the impact of expansion is limited to increased rent expense and associated costs of tenancy of approximately $150,000 per year upon completion of the expansion.

FOREIGN EXCHANGE EXPOSURE

     Sales outside the United States represent a significant portion of the Company's total revenues. Currently, the majority of the Company's revenues and expenses are invoiced and paid in U.S. dollars. In the future, the Company expects a greater portion of its revenues to be denominated in foreign currencies. Fluctuations in exchange rates between the U.S. dollar and such foreign currencies may have a material adverse effect on the Company's business, results of operations and financial condition, particularly its operating margins, and could also result in exchange losses. The impact of future exchange rate fluctuations on the results of the Company's operations cannot be accurately predicted. Historically, the Company has not managed the risks associated with fluctuations in exchange rates but intends to undertake transactions to manage such risks in the future. To the extent that the percentage of the Company's revenues derived from international sales increases in the future, the risks associated with fluctuations in foreign exchange rates will increase. The Company may use forward foreign exchange contracts with foreign currency options to hedge these risks.

INFLATION

     The Company believes that inflation has not had a material impact on its results of operations in recent years and does not expect inflation to have a material impact on its operations in 1997.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly held common stock or potential common stock. This Statement replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. This Statement is effective for the Company's financial statements for the year ended December 31, 1997.

CERTAIN FORWARD-LOOKING INFORMATION

     Certain matters discussed in this Prospectus are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from the Company's current expectations include market acceptance of the Company's products, which consist of two closely interdependent products, the amount and timing of expenses associated with the development and marketing of new products, the Company's ability to protect and continue to develop its proprietary technology in the face of competition and technological change, risks associated with the Company's international operations, general economic conditions and the other risks set forth under the caption "Risk Factors."

                                    BUSINESS

GENERAL

     The Company designs, develops, markets and supports portable, software-driven, 3-D measurement systems that are used in a broad range of manufacturing and industrial applications. The Company's principal products are the FAROArm(R) articulated measuring device and its companion AnthroCam(R) software. Together, these products integrate the measurement and quality inspection function with computer-aided design ("CAD"), computer-aided manufacturing ("CAM") and computer-aided engineering ("CAE") technology to improve productivity, enhance product quality and decrease rework and scrap in the manufacturing process. The Company's products bring precision measurement, quality inspection and specification conformance capabilities, integrated with leading CAD software, to the factory floor. The Company is a pioneer in the development and marketing of 3-D measurement technology in manufacturing and industrial applications and currently holds or has pending 18 patents in the United States, eight of which also are held or pending in other jurisdictions. The Company's products have been purchased by more than 600 customers worldwide, ranging from small machine shops to such large manufacturing and industrial companies as General Motors, Chrysler, Ford, Boeing, Lockheed Martin, General Electric, Westinghouse Electric, Caterpillar and Komatsu Dresser.

INDUSTRY BACKGROUND

     The creation of physical products involves the processes of design, engineering, production and measurement and quality inspection. These basic processes have been profoundly affected by the computer hardware and software revolution that began in the 1980s. CAD software was developed to automate the design process, providing manufacturers with computerized 3-D design capability. Today, most manufacturers use some form of CAD software to create designs and engineering specifications for new products and to quantify and modify designs and specifications for existing products. The benefits of CAD are significant. The CAD process offers a three-dimensional, highly-efficient and inherently flexible alternative to traditional design methods. Many manufacturers have also recently adopted CAM technology, in which CAD data directs machines in the manufacturing process. CAM has further improved the efficiency and quality of the production of manufactured goods. According to International Data Corporation, the worldwide market for mechanical CAD, CAM and CAE-based software products amounted to $3.0 billion in 1996 and is expected to grow at a rate of at least 15.5% per year to $5.6 billion in 2000.

     A significant aspect of the manufacturing process which traditionally has not benefitted from computer-aided technology is measurement and quality inspection. Historically, manufacturers have measured and inspected products using hand-measurement tools such as scales, calipers, micrometers and plumb lines for simple measuring tasks, test fixtures for certain large manufactured products and traditional coordinate measurement machines ("CMMs") for objects that require higher precision measurement. However, the broader utility of each of these measurement methods is limited. Although hand-measurement tools are often appropriate for simple measurements, their use for complex measurements is time-consuming and limited in adaptability. Test fixtures (customized fixed tools used to make comparative measurements of production parts to "master parts") are relatively expensive and must be reworked or discarded each time a dimensional change is made in the part being measured. In addition, these manual measuring devices do not permit the manufacturer to compare the dimensions of an object with its CAD model.

     Conventional CMMs are generally large, fixed-base machines that provide very high levels of precision but have only recently begun to provide a link to the CAD model of the object being measured. Fixed-base CMMs require that the object being measured be brought to the CMM and that the object fit within the CMM's measurement grid. In addition, conventional CMMs generally operate in metrology laboratories or environmentally-stable quality inspection departments of manufacturing facilities rather than on the factory floor. According to Frost & Sullivan, an independent industry research group, the worldwide market for fixed-base CMMs amounted to $1.2 billion in 1995.

     Isolation from the factory floor and the relatively small measurement grids of CMMs limit their utility to small, readily portable workpieces that require high levels of measurement precision. As manufactured subassemblies increase in size and become integrated into even larger assemblies, they become less transportable, thus diminishing the utility of a conventional CMM. Consequently, manufacturers must continue to use hand-measuring tools or expensive customized test fixtures to measure large or unconventionally shaped objects.

     An increasingly competitive global marketplace has created a demand for higher quality products with shorter life cycles. While manufacturers previously designed their products to be in production for longer periods of time, current manufacturing practices must accommodate more frequent product introductions and modifications, while satisfying more stringent quality and safety standards. In most cases, only a relatively small percentage of the components of a manufactured product requires highly precise measurements (less than one-thousandth of an inch). Conventional CMMs provide manufacturers with very precise measurement capabilities and cost up to $2 million per unit. However, they are not responsive to manufacturers' increasing need for cost-effective intermediate precision measurement capabilities. The Company believes that a greater percentage of components requires intermediate precision measurements (between one- and twenty-thousandths of an inch). In the absence of intermediate precision measuring systems, manufacturers often are unable to make appropriate measurements or part-to-CAD comparisons during the manufacturing process, resulting in decreased productivity, poor product quality and unacceptable levels of product rework and scrap. Manufacturers increasingly require more rapid design, greater control of the manufacturing process, tools to compare components to their CAD specifications and the ability to measure precisely components that cannot be measured or inspected by conventional CMMs. Moreover, they increasingly require measurement capabilities to be integrated into the manufacturing process and to be available on the factory floor.

THE FARO SOLUTION

     The Company designs, develops, markets and supports portable, software-driven, 3-D measurement systems that are used in a broad range of manufacturing and industrial applications. The Company's principal products, the FAROArm(R) articulated measuring device and its companion AnthroCam(R) software, integrate the measurement and quality inspection function with CAD and CAM technology to improve productivity, enhance product quality and decrease rework and scrap in the manufacturing process. The Company's products overcome many limitations of hand-measurement tools, test fixtures and conventional CMMs by incorporating the following features:

          Integration with CAD Technology. The Company's products provide a bridge between the virtual 3-D world of the CAD process and the physical 3-D world of the factory floor. The interface to CAD allows manufacturers to integrate design, production and measurement and quality inspection processes on a common software platform. The Company believes that this integration creates significant savings by reducing the need for test fixtures and improves productivity by reducing production set-up times. Finally, the Company's integration with CAD technology significantly enhances product quality by maximizing the opportunities to make precise measurements based on engineering specifications within the manufacturing process.

          Six-Axis Articulating Arm. The FAROArm(R) incorporates a six-axis instrumented, articulating device that approximates the range of motion and dexterity of the human arm. The flexibility of the FAROArm(R) enables the user to measure complex shapes and ergonomic structures and to reach behind, underneath and into previously inaccessible spaces, such as interior surfaces of aircraft or automobiles. The flexibility of the FAROArm(R) allows customers to measure more accurately and efficiently than previously possible.

          Portability and Adaptability. The FAROArm(R) is lightweight, portable and designed for operation in the often harsh environments typical of manufacturing facilities. The FAROArm(R) can be moved to multiple locations on the factory floor to measure large parts and assemblies that cannot be easily moved to a conventional CMM. This portability extends 3-D measurement to previously inaccessible areas of the factory floor and eliminates the travel time to and from quality inspection departments.

          Levels of Precision Responsive to Industry Needs. The Company's products respond to manufacturers' need for intermediate levels of measurement precision. Although high levels of precision (less than one-thousandth of an inch) are required for certain manufacturing applications, the FAROArm(R) satisfies the greater demand for measurements that require intermediate precision (one- to twenty-thousandths of an inch). The Company's products meet the precision measurement requirements of a substantial portion of products in the manufacturing process and address the underserved market for intermediate precision measurement systems.

          Broad Affordability. The Company offers various models of the FAROArm(R) ranging in price from $14,000 to $70,000, while conventional CMMs range in price from $20,000 to $2 million. The relatively low cost of the Company's products compared to conventional CMMs has afforded manufacturers the opportunity to introduce cost-effective measurement and quality inspection functions throughout the manufacturing process. Manufacturers are able to purchase multiple units to be used at different locations within a single manufacturing facility and to introduce measurement and quality inspection at additional points in the manufacturing process.

          Ease of Use. The Company's software products have been specifically designed to be used by production line personnel with minimal prior computer or CAD experience. The bundled hardware and software system is designed to require minimal training for production line personnel to reach proficiency with the product. To take a measurement, the operator simply touches the object to be measured with a probe at the end of the arm and presses a button. The FAROArm(R) is also ergonomically designed to facilitate use in typical factory floor applications.

          Paperless Data Collection. The FAROArm(R) allows for paperless data collection by a connected computer hosting related CAD application software. This function responds to current trends toward automated statistical process controls for facilitating data analysis. Paperless data collection improves productivity and eliminates the risk of error in transcribing the collected information.

          Open Architecture. The FAROArm(R) and AnthroCam(R) have been designed as an open architecture system, allowing the user to unbundle the hardware and software to interface the FAROArm(R) with other CAD-based software packages and to interface AnthroCam(R) with other 3-D measurement devices. In addition, the Company's software and hardware are built in accordance with computer and communications industry standards so that these products may be integrated with a broad range of application software packages.

THE FARO STRATEGY

     The Company's objective is to strengthen its position as the leading provider of portable, software-driven, 3-D measurement systems. To achieve this objective, the Company has adopted the following principal strategies:

          Focus on the Portable 3-D Measurement Market. The Company believes it is a pioneer in the development and marketing of portable, software-driven, 3-D measurement systems. Based on current sales of all portable 3-D measurement systems to date, the Company believes that the market for these products is substantial, but is currently underserved. The Company expects its intensive efforts to document and publicize new applications to lead to a greater market awareness of the benefits of the Company's technology.

          Increase Sales Force and Distribution. The Company has implemented an integrated team sale process and has developed strategic relationships with third party distributors which the Company believes have increased sales effort efficiency. The Company intends to add additional personnel to its existing sales offices and to open additional sales offices and add distributors to provide geographic coverage in territories with strong manufacturing and industrial bases.

          Further Penetrate its Installed Customer Base. The Company has more than 600 customers that use its products in a broad range of manufacturing and industrial applications. Many of these customers are large manufacturers with multiple facilities. For many of its customers, the Company's products are used only at certain manufacturing facilities or by certain divisions. Accordingly, the Company will seek to leverage successful installations of its products to encourage adoption at additional customer sites.

          Increase International Sales. The Company believes that substantial international demand exists for portable, software-driven, 3-D measurement systems. Therefore, the Company plans to extend its significant commitment to international sales and support to take advantage of worldwide market opportunities. International sales represented 20.5% of the Company's sales for 1996 and 26.0% for the first six months of 1997. The Company intends to increase international sales by expanding its current sales organization in Europe and entering new markets, such as the Pacific Rim and Latin America.

          Leverage its Technology. The Company has made a substantial investment in the development of its technology, employs a number of proprietary manufacturing processes and currently holds or has pending 18 patents in the United States, eight of which are also held or pending in other jurisdictions. The Company believes that the foundation of its successes to date has been the technological superiority and affordability of its products. The Company intends to leverage its existing technology to lower the cost of producing, and enhance the functionality, of its products.

          Expand its Product Line and Service Offerings. The Company intends to introduce new products to meet the requirements of its customers. The Company also intends to capitalize on its experience in solving unique production problems to increase revenues through technical service offerings. In addition, the Company may seek to acquire complementary businesses or technologies to expand its product and service offerings.

FARO PRODUCTS

     The Company designs, develops, markets and supports portable, software-driven, 3-D measurement systems that are used in a broad range of manufacturing and industrial applications. The Company's principal products are the FAROArm(R) articulated measuring device and its companion AnthroCam(R) software. Together, these products integrate the measurement and quality inspection function with CAD and CAM technology to improve productivity, enhance product quality and decrease rework and scrap in the manufacturing process. The following is a schematic diagram of the Company's Silver Series FAROArm(R):

                              SILVER SERIES MODEL

A schematic drawing of the Company's Silver Series FAROArm showing (i) six numbered axes of motion, (ii) an on-board controller and (iii) a probe, hardgrip and data switch on one end and a laptop computer connected at the other end with the Company's Autro Cam logo on the computer screen.

  FAROArm(R)

     The FAROArm(R) is a portable, six-axis, instrumented, articulated device that approximates the range of motion and dexterity of the human arm. Each articulated arm is comprised of three major joints, each of which may consist of one, two or three axes of motion. The FAROArm(R) is available in a variety of sizes, configurations and precision levels that are suitable for a broad range of applications. To take a measurement, the operator simply touches the object to be measured with a probe at the end of the arm and presses a button. Data can be captured as either individual points or a series of points. Digital rotational transducers located at each of the joints of the arm measure the angles at those joints. This rotational measurement data is transmitted to an on-board controller that converts the arm angles to precise locations in 3-D space using "xyz" position coordinates and "ijk" orientation coordinates.

     The FAROArm(R) has been designed as an open architecture system. The communications parameters of the on-board processors have the ability to combine advanced sensing probes, integrate with conventional CMM software and communicate with different CAD software packages and a variety of computer operating systems. This open architecture is designed to provide for easy integration of the FAROArm(R) into the manufacturing environment. The customer's ability to use an installed base of computing hardware and software further reduces the cost of installation and training while initiating the transition to the Company's preferred group of CAD-based products. To encourage integration of the FAROArm(R) into the manufacturing environment, the Company provides a group of seamless interface drivers for leading CAD/CAM packages, including AutoCAD(R), CADKey(R) and SURFCAM(R). The Company also provides a full serial communication command protocol to the FAROArm(R) for customers who write their own interfaces.

     The Company offers several models of the FAROArm(R) under two product lines: the Silver Series and the Bronze Series.

     Silver Series. The Silver Series models are the Company's higher precision (P.003 to P.007 inches) measuring devices and are available in six, eight and twelve foot measurement diameters. These models are most frequently used for factory floor inspection and fit-checking applications. Depending on the size, configuration and precision level, the Silver Series models are priced between $50,000 and $70,000 when sold as a turnkey system including hardware and AnthroCam(R) software and between $30,000 and $60,000 without AnthroCam(R) software.

     Bronze Series. The Bronze Series models are the Company's medium precision (P.012 to P.016 inches) measuring devices and are available in six, eight and ten foot measurement diameters. These models are most frequently used for applications that do not require high-level precision, such as 3-D modeling, mold production and reverse-engineering applications. Depending on the size, configuration and precision level, the Bronze Series models are priced between $30,000 and $50,000 when bundled with AnthroCam(R) software and between $14,000 and $23,000 without AnthroCam(R) software.

  AnthroCam(R)

     AnthroCam(R) is the Company's proprietary measurement software. It is built on the AutoCAD/AutoSurf software development platform, which allows users to benefit from extensive hardware, software, interfacing and product support libraries and teaching products. AnthroCam(R) software is offered with the FAROArm(R) and is also offered as an unbundled product. When unbundled from the FAROArm(R), AnthroCam(R) sells for $15,000.

     AnthroCam(R) is the Company's software-based bridge to CAD and CAM; it allows users to compare measurements of manufactured components with complex CAD data. In conventional design applications, curved or ergonomic shapes are typically modeled physically and then converted into data for manufacturing. AnthroCam(R) provides an alternative to the time and expense of this physical modeling process with a digital solution. For older parts without data files, AnthroCam(R) enables pre-existing parts to be measured in order to adapt them to current manufacturing technologies.

     AnthroCam(R) has been designed as an open architecture system, allowing for efficient integration into the manufacturing environment. The Company provides a full serial communication command protocol to the

AnthroCam(R) software for customers who write interfaces to their own software. The Company also provides comprehensive training and support for AnthroCam(R) and offers this product in a number of international versions.

     AnthroCam(R) is a Windows-based, 32-bit application written for the most recent PC-based technology. AnthroCam(R) has been entirely designed and programmed by the Company utilizing field input and industry wide beta site installations. AnthroCam(R) is written as an AutoCAD runtime extension (ARX) that is the AutoCAD(R) Application Programming Interface (API). The software is written in the C++ development language using Microsoft Foundation Class (MFC) standards. The software fully implements UNICODE standards for worldwide translation allowing the Company to create foreign language versions to enter international markets more effectively.

  Specialty Products

     The Company licenses and supports certain specialty products based on its articulated arm technology that are used in medical and multimedia applications. License and support fees from these products do not represent a significant portion of the Company's revenues and the Company does not intend to actively market these products.

CUSTOMERS

     The Company's products have been purchased by more than 600 customers ranging from small machine shops to large manufacturing and industrial companies. The Company's ten largest customers by revenue represented an aggregate of 28.1% and 17.5% of the Company's total revenues in 1996 and the six months ended June 30, 1997, respectively. Sales to Boeing represented 10.0% of the Company's sales in 1996. No customer represented 10.0% or more of the Company's sales in the first six months of 1997. The following table illustrates, by vertical market, the Company's diverse customer base:

AEROSPACE
Boeing
GE Aircraft Engines
Lockheed Martin
Nordam Repair Division
Northrop Grumman
Orbital Sciences
Dee Howard

APPAREL AND FOOTWEAR
Nike
Reebok

AUTOMOTIVE
AO Smith
Chrysler
Ford
General Motors
Honda
Hyundai
Johnson Controls
Lear Corporation
Mercedes Benz
Porsche
Samsung Motors
Toyota
Vehma International

BUSINESS AND CONSUMER
  MACHINES
Corning Asahi
Xerox

ELECTRIC UTILITIES AND
  MANUFACTURERS
General Electric
Southern California Edison
Tennessee Valley Authority
Westinghouse Electric

FARM/LAWN EQUIPMENT
New Holland North America
Toro

HEAVY EQUIPMENT
  MANUFACTURERS
Caterpillar
Komatsu Dresser
Champion Road Machinery
Texas Steel

PERSONAL ROAD/
  WATER/SNOW CRAFT
Harley Davidson
Polaris Industries

PLASTICS
Able Design Plastics
Paramount Plastics
Thermoform Plastics

CUSTOMER CASE STUDIES

     The following case studies illustrate the use of the Company's products and services by its customers:

          Chrysler Canada Corporation. Chrysler Canada Corporation ("Chrysler") manufactures the Dodge Ram truck, van and wagon at its Windsor, Ontario plant. This plant builds approximately 420 vehicles per shift, with two shifts per day. Chrysler discovered certain fit problems with its large panels and bodyside assemblies. Previous inspection tools, such as test fixtures, templates and patterns, could not meet Chrysler's requirements for on-site product measurement. The FAROArm(R) was originally introduced as an interim solution. Chrysler identified one of its three production lines as its "ideal" or "good" line and used the FAROArm(R) to compare the products produced by the lines and adjust the two "bad" lines. Within two weeks, Chrysler experienced significantly improved product quality. The Company's "interim" solution resulted in measurable production improvements for the plant, together with significant capital savings as custom test fixtures were replaced with the FAROArm(R).

          Champion Road Machinery. Champion Road Machinery ("Champion") is a worldwide manufacturer of road graders. Similar to a snow plow, road graders are essential for shaping and smoothing new roadbeds, and are also used in surface mining, dam work and land reclamation. Champion identified the need to reduce the number of "reworks" or the custom fit of subassemblies to its frames because of dimensional variations. Historically, each time component parts did not fit together, Champion corrected the deviations on a case-by-case basis by custom-fitting the parts. With the FAROArm(R) and its companion AnthroCam(R) software, Champion was able to capture measurement data from the parts and identify the origin of the variations, which allowed it to address the source of the problems rather than continue to make individual adjustments. Champion's use of the FAROArm(R) resulted in a systematic solution for a recurring and expensive manufacturing problem.

          Southern California Edison. Southern California Edison ("SCE") is a large public utility company. Like other utilities, SCE experienced significant expense and customer dissatisfaction as a result of lengthy downtimes. During routine turbine overhauls, scheduled and unscheduled maintenance and forced outage conditions, SCE typically made numerous repairs and modifications to make its equipment functional. Common problems encountered by SCE included obsolete parts, long turnaround times for replacement parts and difficulty in returning damaged parts to full functionality. Using the FAROArm(R), SCE was able to measure large damaged blades and create CAD drawings for quick manufacture of replacements. This allowed SCE to bring its power generation units online without undue delay and expense.

          Texas Steel. Texas Steel is a foundry that produces steel castings for off-road, mining, oil field and construction equipment. Its castings weigh as much as 25,000 pounds and have diameters as large as twelve feet. Texas Steel used the FAROArm(R) to improve the accuracy of dimensional checks of these large castings, and found it to be safer, faster and more efficient than its previous measurement methods. Texas Steel reported a 75% time-savings in making these checks by using the FAROArm(R). In addition, the FAROArm(R) allowed Texas Steel to measure exceptionally large parts where such measurements were not possible with previous methods. The ease of use of the FAROArm(R) and AnthroCam(R) also encouraged Texas Steel to expand the range of parts checked, further increasing production quality.

          Polaris Industries, Inc. Polaris Industries, Inc. ("Polaris") is a leading manufacturer of all-terrain vehicles ("ATVs"). To satisfy its own stringent quality standards, Polaris engineers routinely check all ATV subassemblies and weldments to ensure quality and reduce the number of reworks caused by dimensional variations. Before Polaris began using the FAROArm(R), measuring the subassemblies took approximately 2.5 hours. Polaris' engineers would manually measure various points on the subassemblies to ensure that they matched blueprint specifications. These measurements were difficult to make because of the complex size and shape of the subassemblies. Using the FAROArm(R), Polaris reduced the measurement time for subassemblies to approximately 15 minutes. Polaris reports that its use of the FAROArm(R) has resulted in a significant increase in productivity.

SALES AND MARKETING

     The Company directs its sales and marketing efforts from its headquarters in Lake Mary, Florida. At June 30, 1997, the Company employed 40 sales professionals who operate from the Company's five domestic regional sales offices located in Chicago, Dallas, Detroit, Los Angeles and Seattle, and three international sales offices located in London, Paris and Stuttgart. The Company also utilizes three domestic and 12 international distributors in territories where the Company does not have regional sales offices.

     The Company uses a process of integrated lead qualification and sales demonstration. Once a customer opportunity is identified, the Company employs a team-based sales approach involving inside and outside sales personnel who are supported by application engineers.

     The Company employs a variety of marketing techniques, including direct mail, trade shows, and advertising in trade journals, and proactively seeks publicity opportunities for customer testimonials. Management believes that word-of-mouth advertising from the Company's existing customers provides an important marketing advantage. The Company also has a computerized sales and marketing software system with telemarketing, lead tracking and analysis, as well as customer support capabilities. Each of the Company's sales offices is linked electronically to the Company's headquarters.

     In June 1996, the Company entered into an OEM agreement with Mitutoyo Corporation ("Mitutoyo"), a Japanese company that is the world's largest manufacturer of metrology tools. Mitutoyo markets the FAROArm(R) in Japan under the name SPINARM(R). The agreement, which grants Mitutoyo a non-exclusive right to sales in Japan, expires in June 1999 and is renewable for successive one year terms.

RESEARCH AND DEVELOPMENT

     The Company believes that its future success depends on its ability to achieve technological leadership, which will require ongoing enhancements of its products and the development of new applications and products that provide 3-D measurement solutions. Accordingly, the Company intends to continue to make substantial investments in the development of new technologies, the commercialization of new products that build on the Company's existing technological base and the enhancement and development of additional applications for its products.

     The Company's research and development efforts are directed primarily at enhancing the technology of its current products and developing new and innovative products that respond to specific requirements of the emerging market for 3-D measurement systems. The Company's research and development efforts have been devoted primarily to mechanical hardware, electronics and software. The Company's engineering development efforts will continue to focus on the FAROArm(R) and AnthroCam(R) products. Significant efforts are also being directed toward the development of new measurement technologies and additional features for existing products. See "-- Technology."

     At June 30, 1997, the Company employed 16 scientists and technicians in its research and development efforts. Research and development expenses were $173,000, $364,000 and $730,000 in 1994, 1995 and 1996, respectively, and
$395,000 in the first six months of 1997. Research and development activities, especially with respect to new products and technologies, are subject to significant risks, and there can be no assurance that any of the Company's research and development activities will be completed successfully or on schedule, or, if so completed, will be commercially accepted. See "Risk
Factors -- Technological Change."

TECHNOLOGY

     The primary measurement function of the FAROArm(R) is to provide orientation and position information with respect to the probe at the end of the FAROArm(R). This information is processed by software and can be compared to the desired dimensions of the CAD data of a production part or assembly to determine whether the measured data conforms to meet dimensional specifications.

     To accomplish this measurement function, the FAROArm(R) is designed as an articulated arm with six or seven joints. The arm consists of aluminum links and rotating joints that are combined in different lengths and configurations, resulting in human arm-like characteristics. Each joint is instrumented with a rotational transducer, a device used to measure rotation, which is based on optical digital technology. The position and orientation of the probe in three dimensions is determined by applying trigonometric calculations at each joint. The position of the end of a link of the arm can be determined by using the angle measured and the known length of the link. Through a complex summation of these calculations at each joint, the position and orientation of the probe is determined.

     The Company's products are the result of a successful integration of state-of-the-art developments in mechanical and electronic hardware and applications software. The unique nature of the Company's technical developments is evidenced by the Company's numerous U.S. and international patents. The Company maintains low cost product design processes by retaining development responsibilities for all electronics, hardware and software.

     Mechanical Hardware. The FAROArm(R) is designed to function in diverse environments and under rigorous physical conditions. The arm monitors its temperature to adjust for environments ranging from -10 degrees to +50 degrees Celsius. The arm is constructed of pre-stressed precision bearings to resist shock loads. Low production costs are attained by the proprietary combination of reasonably priced electromechanical components accompanied by the optimization and on-board storage of calibration data. Many of the Company's innovations relate to the environmental adaptability of its products. Significant features include integrated counter-balancing, configuration convertibility and temperature compensation.

     Electronics. The rotational information for each joint is processed by an on-board computer that is designed to handle complex analyses of joint data as well as communications with a variety of host computers. The Company's electronics are based on digital signal processing and surface mount technologies. The Company's products meet all mandatory electronic safety requirements. Advanced circuit board development, surface mount production and automated testing methods are used to ensure low cost and high reliability.

     Software. AnthroCam(R) is a Windows-based, 32-bit application written for the most recent PC-based technology. AnthroCam(R) has been entirely designed and programmed by the Company utilizing field input and industry wide beta site installations. AnthroCam(R) is written as an AutoCAD runtime extension (ARX) that is the AutoCAD(R) Application Programming Interface (API). The software is written in the C++ development language using Microsoft Foundation Class (MFC) standards. The software fully implements UNICODE standards for worldwide translation allowing the Company to create foreign language versions to enter international markets more effectively. The software is developed with the cooperation of diverse user beta sites and a well developed system for tracking and implementing market demands.

INTELLECTUAL PROPERTY

     The Company holds or has pending 17 patents in the United States, ten of which also are held or pending in other jurisdictions. The Company also has 16 registered trademarks in the United States and 12 trademark applications pending in the United States and the European Union.

     The Company relies on a combination of contractual provisions and trade secret laws to protect its proprietary information. There can be no assurance that the steps taken by the Company to protect its trade secrets and proprietary information will be sufficient to prevent misappropriation of its proprietary information or to preclude third-party development of similar intellectual property.

     Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. The Company intends to vigorously defend its proprietary rights against infringement by third parties. However, policing unauthorized use of the Company's products is difficult, particularly overseas, and the Company is unable to determine the extent to which piracy of its software products exists. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States.

     The Company does not believe that any of its products infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Risk Factors -- Uncertainty of Patents; Dependence on Patents, Licenses and Proprietary Rights."

MANUFACTURING AND ASSEMBLY

     The Company manufactures its products primarily at its headquarters in Lake Mary, Florida. Manufacturing consists primarily of assembling components and subassemblies purchased from suppliers into finished products. The primary components, which include machined parts and electronic circuit boards, are produced by subcontractors according to the Company's specifications. All products are assembled, calibrated and finally tested for accuracy and functionality before shipment. In limited circumstances, the Company performs in-house circuit board assembly and part machining. The Company's facilities and operations are in the process of completing requirements for ISO 9000 registration.

COMPETITION

     The broad market for measurement devices, which includes hand-measurement tools, test fixtures and conventional, fixed-base CMMs, is highly competitive. Manufacturers of hand-measurement tools and traditional CMMs include a significant number of well-established companies that are substantially larger and possess substantially greater financial, technical and marketing resources than the Company. There can be no assurance that these entities or others will not succeed in developing products or technologies that will directly compete with those of the Company. The Company will be required to make continued investments in technology and product development to maintain its technological advantage over its competition. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company's product development efforts will be sufficient to allow the Company to compete successfully as the industry evolves. The Company's products compete on the basis of portability, accuracy, application features, ease-of-use, quality, price and technical support.

     The Company's only significant direct competitor is a joint venture of Romer SRL (France) and Romer, Inc. (California). The Company is aware of a direct competitor in Germany and two new direct competitors in Italy, each of which the Company believes currently has negligible sales. The Company also has an established, indirect competitor in Japan that markets a measuring device that is mobile but not portable. There can be no assurance that such companies will not devote additional resources to the development and marketing of products that compete with those of the Company.

     The worldwide trend toward CAD-based factory floor metrology has resulted in the introduction of CAD-based inspection software for conventional CMMs by most of the large CMM manufacturers. Certain CMM manufacturers are miniaturizing, and in some cases increasing the mobility of, their conventional CMMs. Nonetheless, these CMMs still have small measurement volumes, lack the adaptability typical of portable, articulated arm measurement devices and lose accuracy outside the controlled environment of the metrology lab.

BACKLOG

     At June 30, 1997, the Company had orders representing $1.9 million in sales, compared to $1.5 million at June 30, 1996. The Company expects to ship all such outstanding orders by August 31, 1997. The Company affords its customers the right to cancel any order at any time before the product is shipped. Historically, the number of canceled orders has been negligible. Nonetheless, there can be no assurance that all orders in backlog will be shipped, and backlog may not be indicative of future sales.

EMPLOYEES

     At June 30, 1997, the Company had 104 full time employees, consisting of 40 sales/application engineering staff, 27 production staff, 16 research and development staff, 13 administrative staff, and eight customer service specialists. None of the Company's employees is represented by a labor organization, and the Company is not a party to any collective bargaining agreements. The Company believes its employee relations are good. Management believes that its future growth and success will depend in part on its ability to retain and continue to attract highly skilled personnel. The Company anticipates that it will obtain the additional personnel required to satisfy the staffing requirements caused by its planned expansion over the next 18 months.

FACILITIES

     The Company's headquarters and principal operations are located in a leased building in Lake Mary, Florida containing approximately 18,000 square feet. The Company currently is in the process of increasing the size of its headquarters facility to 36,000 square feet. The expanded facility will be used to increase the Company's production, research and development, and training capabilities. The Company believes that, after this expansion, its headquarters will be adequate for its foreseeable needs and that it will be able to locate suitable space for additional regional offices as those needs develop. The Company's expanded facilities will constitute a fully-functional and technologically current headquarters, administrative and operations center and production facility. The Company anticipates that the expanded facility will be fully utilized within 18 months of its completion.

     The Company's planned expansion will require additional space for sales, administrative and production personnel as well as for actual fabrication activities. The Company believes that it will be able to meet these needs as it continues to expand.

     In addition, the Company has five sales offices in the United States and three sales offices in Europe. The following table sets forth additional information concerning these sales offices:

LOCATION                                                      DATE OPENED
--------                                                      ------------
Coventry, United Kingdom....................................  May 1997
Paris, France...............................................  April 1996
Stuttgart, Germany..........................................  April 1996
Chicago, Illinois...........................................  March 1996
Dallas, Texas...............................................  March 1996
Los Angeles, California.....................................  March 1996
Seattle, Washington.........................................  March 1995
Detroit, Michigan...........................................  January 1995

LEGAL PROCEEDINGS

     The Company is not a party to any litigation, and is not aware of any pending or threatened litigation, that is expected to have a material adverse effect on the Company or its business.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers and directors of the Company, as well as certain key employees, and their ages as of August 1, 1997 are as follows:

                                                                                            TERM AS
                                                                                            DIRECTOR
NAME                                      AGE                    POSITION                   EXPIRES
----                                      ---                    --------                   --------
EXECUTIVE OFFICERS AND DIRECTORS:
Simon Raab, Ph.D........................  44    Chairman of the Board, President, Chief       2000
                                                  Executive Officer and Director
Gregory A. Fraser, Ph.D.................  42    Chief Financial Officer, Executive Vice       1999
                                                  President, Secretary, Treasurer and
                                                  Director
Hubert d'Amours.........................  58    Director                                      2000
Philip R. Colley........................  59    Director                                      1999
Andre Julien............................  54    Director                                      2000
Martin M. Koshar........................  64    Director                                      1999
Alexandre Raab..........................  72    Director                                      1998
Norman H. Schipper, Q.C.................  67    Director                                      1998

KEY EMPLOYEES:
Daniel T. Buckles.......................  42    Vice President -- Sales
Ali S. Sajedi...........................  37    Chief Engineer

     Simon Raab, Ph.D., a co-founder of the Company, has served as the Chairman of the Board, Chief Executive Officer and a director of the Company since its inception in 1982 and as President since 1986. Mr. Raab holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Engineering Physics from Cornell University and a Bachelor of Science in Physics with a minor in Biophysics from the University of Waterloo, Canada.

     Gregory A. Fraser, Ph.D., a co-founder of the Company, has served as Chief Financial Officer and Executive Vice President since May 1997 and as Secretary, Treasurer and a director of the Company since its inception in 1982. Mr. Fraser holds a Ph.D. in Mechanical Engineering from McGill University, Montreal, Canada, a Masters of Theoretical and Applied Mechanics from Northwestern University and a Bachelor of Science and Bachelor of Mechanical Engineering from Northwestern University.

     Hubert d'Amours has been a director since 1990. Mr. d'Amours has served as president of Montroyal Capital Inc. and Capimont Inc., two venture capital investment firms, since 1990. Mr. d'Amours also serves as a director of a number of privately held companies.

     Philip R. Colley has been a director since 1984. Mr. Colley has been the President of Colley, Borland and Vale Insurance Brokers Ltd. in Ontario, Canada, since 1967.

     Andre Julien has been a director since 1986. Mr. Julien was a co-founder in 1970 and a major shareholder until 1977 of Performance Sail Craft, Inc., a Montreal-based sailboat manufacturer which produces the Laser(TM) sailboat. From 1969 until his retirement in 1994, Mr. Julien was president and the owner of Chateau Paints, Inc., a coatings and paint manufacturer in Montreal Canada. Since his retirement in 1994, Mr. Julien has sat on boards of directors of, and provided consulting services to, a number of private companies.

     Martin M. Koshar has been a director since 1992. From 1988 until his retirement in 1992, Mr. Koshar was President of the Aerospace and Naval Division of Martin Marietta Corporation, where he managed the production of various aircraft structures, the VLS missile launching system and various SONAR systems and undersea recovery devices. Since his retirement in 1992, Mr. Koshar has provided consulting services to a number of organizations, including Lockheed Martin and the U.S. Army Missile Command.

     Alexandre Raab has been a director since the Company's inception in 1982. Mr. Raab has served as the Chairman of the Board of Advanced Agro Enterprises, a privately held company in Ontario, Canada, since 1991. From 1953 through 1990, Mr. Raab was the principal shareholder and Chief Executive Officer of White Rose Nurseries, Ltd., a privately held horticultural firm. Mr. Raab is the father of Simon Raab.

     Norman H. Schipper, Q.C., has been a director since the Company's inception in 1982. Mr. Schipper has been a partner in the Toronto office of the law firm of Goodman, Phillips & Vineberg since 1962.

     Daniel T. Buckles has been Vice President -- Sales for the Company since May 1997. From 1993 to May 1997, he served as the Director of Marketing for the Company's Industrial Products Group. From 1991 to 1993, Mr. Buckles was the Manager of Product Assurance Technical Operations for the Aerospace and Naval Division of Martin Marietta Corporation. From 1987 to 1991, Mr. Buckles held program management positions for a variety of advanced development and manufacturing programs at Martin Marietta Corporation. From 1976 to 1987, Mr. Buckles held various program management and manufacturing positions at the Submarine Signal Division of Raytheon Company. Mr. Buckles holds a Bachelor of Arts in Theoretical and Quantitative Economics and a Masters of Business Administration from the University of Massachusetts -- Dartmouth.

     Ali S. Sajedi has been Chief Engineer for the Company since its inception in 1982. Mr. Sajedi has been responsible for implementation of research and development plans and for production oversight of the Company's self-managed production team. Mr. Sajedi holds a Bachelor of Mechanical Engineering from McGill University.

COMMITTEES OF THE BOARD

     The Board of Directors has established the following committees:

     Audit Committee. The Audit Committee is comprised of Messrs. d'Amours, Julien and Simon Raab and is responsible for reviewing the independence, qualifications and activities of the Company's independent certified accountants and the Company's financial policies, control procedures and accounting staff. The Audit Committee recommends to the Board the appointment of the independent certified public accountants and reviews and approves the Company's financial statements. The Audit Committee also reviews transactions between the Company and any officer or director or any entity in which an officer or director of the Company has a material interest.

     Compensation Committee. The Compensation Committee is comprised of Messrs. Koshar (committee chair), d'Amours and Julien and is responsible for establishing the compensation of the Company's directors, officers and other managerial personnel, including salaries, bonuses, termination arrangements and other benefits. In addition, the Committee administers the Company's 1993 Stock Option Plan, 1997 Employee Stock Option Plan and 1997 Non-Employee Director Stock Option Plan.

COMPENSATION OF DIRECTORS

     Directors who are executive officers of the Company do not receive compensation for service as members of either the Board of Directors or committees thereof. Directors who are not executive officers of the Company receive $1,000 for each Board meeting and $500 for each committee meeting attended. The outside directors also receive options to purchase Common Stock under the Company's 1997 Non-Employee Director Stock Option Plan. See "-- Stock Option Plans -- 1997 Non-Employee Director Stock Option Plan."

     The Company's 1997 Non-Employee Directors' Fee Plan permits non-employee directors to elect to receive directors' fees in the form of Common Stock rather than cash. Shares issued in lieu of cash directors' fees are issued at the end of the quarter in which the fees are earned, with the number of shares being based on the fair market value of the Common Stock for the five trading days immediately preceding the last business day of the quarter. Directors may defer the receipt of fees for federal income tax purposes, whether payable in cash or in shares.

     In May 1997, in consideration for his serving on the Board of Directors, the Company granted Martin M. Koshar options under the 1993 Stock Option Plan to purchase 52,732 shares of Common Stock at an exercise price of $0.36 per share. These options become exercisable in full upon the completion of this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. d'Amours, Julien and Koshar. Compensation decisions for 1996 were made by the Compensation Committee. There have been no transactions during the last three years between the Company and members of the Compensation Committee or entities in which they own an interest.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers who earned more than $100,000 in salary and bonus for the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                              --------------------
NAME AND PRINCIPAL POSITION                                    SALARY      BONUS
---------------------------                                   ---------   --------
Simon Raab, Ph.D.
  President and Chief Executive Officer.....................   $130,000         --
Gregory A. Fraser, Ph.D.
  Chief Financial Officer and Executive Vice President......   $111,467    $11,643

STOCK OPTION PLANS

     The Company maintains three stock option plans to attract, motivate and retain key employees and members of the Board of Directors who are not employees of the Company.

     1993 Stock Option Plan. The Company's 1993 Stock Option Plan (the "1993 Plan") provides for the grant of incentive or nonqualified stock options to key employees and nonqualified stock options to non-employee directors. An aggregate of 703,100 shares of Common Stock may be granted under the 1993 Plan. The 1993 Plan is administered by the Compensation Committee of the Board of Directors, which has broad discretion in the granting of awards. As of August 25, 1997, 21 key employees and one non-employee director held an aggregate of 383,513 options under the 1993 Plan with ten-year terms and a weighted average exercise price of $1.53 per share. The executives named in the Summary Compensation Table do not hold any options under the 1993 Plan.

     1997 Employee Stock Option Plan. The Company also has adopted a 1997 Employee Stock Option Plan (the "1997 Plan") that provides for the grant to key employees of the Company of incentive or nonqualified stock options. An aggregate of 750,000 shares of Common Stock may be granted under the 1997 Plan. The 1997 Plan is administered by the Compensation Committee of the Board of Directors, which has broad discretion in the granting of awards. The exercise price of all options granted under the 1997 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. Options granted under the 1997 Plan will be exercisable after the period or periods specified in the option agreement with respect to such grants and expire ten years from the date of grant. As of August 25, 1997, no options have been granted under the 1997 Plan. It is anticipated that upon completion of this offering, Simon Raab will be granted 80,000 options, Gregory A. Fraser will be granted 60,000 options and approximately 74 other employees will be granted options to purchase a total of 220,000 shares of Common Stock at the initial public offering price (except for options granted at 110% of the initial public offering price to qualify for treatment as incentive stock options). These options will become exercisable in one-third increments on each anniversary of the date of grant, commencing in 1998.

     1997 Non-Employee Director Stock Option Plan. The Company's 1997 Non-Employee Director Stock Option Plan (the "Non-Employee Plan") provides for the grant of nonqualified stock options to purchase up to 250,000 shares of Common Stock to members of the Board of Directors who are not employees of the Company. As of August 25, 1997, no options had been granted under the Non-Employee Plan. Under the formula grant provisions of the Non-Employee Plan;
(i) each outside director will be granted options to purchase 3,000 shares of Common Stock upon the completion of this offering; (ii) thereafter, on the date on which a new outside director is first elected or appointed, he or she will automatically be granted options to purchase 3,000 shares of Common Stock; and
(iii) each outside director also will be granted options to purchase 3,000 shares of Common Stock annually on the day following the annual meeting of shareholders. The Non-Employee Plan also permits discretionary option grants approved by the Board of Directors, and it is anticipated that upon completion of this offering the Board will grant an aggregate of 160,000 options pursuant to these provisions. All options granted under the Non-Employee Plan will have an exercise price equal to the then fair market value of the Common Stock. Options will become exercisable in one-third increments on each anniversary of the date of grant.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of August 1, 1997 and as adjusted to reflect the sale of Common Stock offered hereby, with respect to: (i) each director and executive officer of the Company; (ii) all directors and executive officers of the Company as a group; (iii) each person known by the Company to be the beneficial owner of five percent or more of the outstanding Common Stock; and
(iv) the Selling Shareholders. Except as otherwise indicated, the Company believes that all beneficial owners named below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                   SHARES BENEFICIALLY             SHARES BENEFICIALLY
                                                      OWNED BEFORE                     OWNED AFTER
                                                      THE OFFERING       SHARES       THE OFFERING
                                                   -------------------    BEING    -------------------
NAME OF BENEFICIAL OWNER(1)                        NUMBER(2)   PERCENT   OFFERED   NUMBER(2)   PERCENT
---------------------------                        ---------   -------   -------   ---------   -------
DIRECTORS AND EXECUTIVE OFFICERS:
Simon Raab, Ph.D.(3).............................  3,102,723    44.3%    166,855   2,935,868    31.9%
Gregory A. Fraser, Ph.D..........................    542,265     7.7      75,995     466,270     5.1
Hubert d'Amours(4)...............................     59,572       *       7,800      51,772       *
Phillip R. Colley(5).............................    144,611     2.1      14,395     130,216     1.4
Alexandre Raab(6)................................    463,158     6.6           0     463,158     5.0
Martin M. Koshar(7)..............................     52,732       *           0      52,732       *
Norman H. Schipper, Q.C.(8)......................    166,549     2.4      21,807     144,742     1.6
Andre Julien(9)..................................    510,139     7.3      66,795     443,344     4.8
All directors and executive officers as a group
  (8 persons)....................................  5,041,729    71.5     353,647   4,688,102    50.7
OTHER SELLING SHAREHOLDERS:
William Alcamo...................................     19,944       *       2,611      17,333       *
Alexis Nihon Credit Inc..........................     43,686       *       5,720      37,966       *
Thomas H. Beck...................................     40,447       *       5,296      35,151       *
Alec Bloom.......................................     13,106       *       1,716      11,390       *
Charles Rosner Bronfman Family Trust.............     87,373     1.3      11,440      75,933       *
Capital CDPQ, Inc................................    144,959     2.1      18,980     125,979     1.4
Stephen Cole.....................................      2,420       *         317       2,103       *
Consumers Glass Company Ltd. Pension Fund........    119,145     1.7      15,600     103,545     1.1
William and Gail Cornwall........................     20,683       *       2,708      17,975       *
Fiducie de Quebec................................     26,211       *       3,432      22,779       *
Hawk Hill Investments Limited....................    165,387     2.4      21,655     143,732     1.6
H.T. Beck Investments............................    300,851     4.3      39,391     261,460     2.8
Island City Investments Ltd......................     19,858       *       2,600      17,258       *
Josyd Inc........................................     11,915       *       1,560      10,355       *
Les Fiduciares de la Cite et du District de
  Montreal.......................................     26,211       *       3,432      22,779       *
Levesque Beaubien Geoffrion Inc..................     11,915       *       1,560      10,355       *
L'Industrielle-Alliance, Compagnie d'Assurance
  sur la Vie.....................................     48,055       *       6,292      41,763       *
O. Jack Mandel...................................     95,931     1.4      12,561      83,370       *
Remi Marcoux.....................................     15,886       *       2,080      13,806       *
Marleau Lemire Inc...............................     11,915       *       1,560      10,355       *
Mar-Pick Enterprises, Inc........................     14,485       *       1,442      13,043       *
Nicanco Holdings Inc.............................     11,915       *       1,560      10,355       *
Nodel Investments Limited........................     11,915       *       1,560      10,355       *
Power Corporation of Canada......................     43,686       *       5,720      37,966       *
Rash Holdings Reg'd..............................     15,886       *       2,080      13,806       *
Redpoll Holdings Ltd.............................     17,475       *       2,288      15,187       *
Richard Renaud...................................    131,595     1.9      17,230     114,365     1.2

                                                   SHARES BENEFICIALLY             SHARES BENEFICIALLY
                                                      OWNED BEFORE                     OWNED AFTER
                                                      THE OFFERING       SHARES       THE OFFERING
                                                   -------------------    BEING    -------------------
NAME OF BENEFICIAL OWNER(1)                        NUMBER(2)   PERCENT   OFFERED   NUMBER(2)   PERCENT
---------------------------                        ---------   -------   -------   ---------   -------
Michael Rosenbloom...............................     13,106       *       1,716      11,390       *
Ali S. Sajedi(10)................................    184,563     2.6      24,166     160,397     1.7%
1236344 Ontario Limited..........................    162,431     2.3      21,268     141,163     1.5
Starjay Holdings Inc.............................     13,106       *       1,716      11,390       *
T.N.G. Corporation Inc...........................     23,035       *       3,016      20,019       *
Stephen vineberg.................................     15,886       *       2,080      13,806       *

---------------

   * Less than 1%
 (1) The business address for each of the officers and directors is 125 Technology Park, Lake Mary, Florida 32746. The business address for Alexandre Raab is 675 Cochrane Drive, Suite 504, Markham, Ontario, Canada L3R 0B8.
 (2) Except as noted, all shares are held beneficially and of record.
 (3) Represents shares owned by Xenon Research, Inc. All of the outstanding capital stock of Xenon Research, Inc. is owned by Mr. Raab and Diana Raab, his spouse.
 (4) Includes 29,786 shares owned by Mr. d'Amours' spouse. Of the shares being sold by this shareholder, 3,900 shares are being sold by Mr. d'Amours and 3,900 shares are being sold by his wife.
 (5) Includes 49,995 shares owned by 483663 Ontario Ltd. Mr. Colley owns a controlling interest in 483663 Ontario Ltd. Of the shares being sold by this shareholder, 9,110 shares are being sold by Mr. Colley and 5,285 shares are being sold by 483663 Ontario Ltd.
 (6) Represents shares owned by Geanal Holdings, Inc. All of the outstanding capital stock of Geanal Holdings, Inc. is owned by Mr. Raab and his spouse.
 (7) Represents options which become exercisable upon consummation of this offering.
 (8) Represents shares owned by Shanklin Investments. Mr. Schipper owns a controlling interest in Shanklin Investments.
 (9) Represents 438,652 shares owned by Philanderer Tree, Inc. ("Tree") and 71,487 shares owned by Philanderer Six Inc. ("Six"), over which Mr. Julien has shared voting and investment power. Tree and Six are private investment companies of which Mr. Julien is an executive officer, director and shareholder and are selling 57,435 shares and 9,360 shares, respectively, in the offering.
(10) Mr. Sajedi has been the Chief Engineer for the Company since its inception in 1982. See "Management."

                              CERTAIN TRANSACTIONS

     The Company leases its headquarters from Xenon Research, Inc. ("Xenon"), a 44.3% shareholder. All of the issued and outstanding capital stock of Xenon is owned by Simon Raab, the Company's President and Chief Executive Officer, and Diana Raab, Mr. Raab's wife. The term of the lease expires on February 28, 2001, and the Company has two five-year renewal options. Base rent under the lease was $150,000 for 1996 and $148,000 for both 1995 and 1994. Upon completion of the expansion of the leased facility, base rent will increase to $300,000 per year. Base rent during renewal periods will reflect changes in the U.S. Bureau of Labor Statistics Consumer Price Index for all Urban Consumers. The terms of the lease were approved by an independent committee of the Company's Board of Directors upon review of an independent market study of comparable rental rates and such terms are, in the opinion of the Board of Directors, no less favorable than those that could be obtained on an arms-length basis.

     In June 1994, the Company obtained a $3.5 million line of credit from Xenon which was secured by substantially all of the Company's assets. Advances under the line accrued interest at a varying interest rate that was determined by an independent committee of the Company's Board of Directors after an independent review of interest rates charged by lenders on comparable loans to third parties. The Company repaid the outstanding balance and terminated the line in September 1996. The Company also received an unsecured $100,000 demand, non-interest bearing loan from Simon Raab in November 1995, which the Company repaid in January 1996.

     The Audit Committee of the Board of Directors is responsible for reviewing all future transactions between the Company and any officer, director or principal shareholder of the Company or any entity in which an officer, director or principal shareholder has a material interest. Any such transactions must be on terms no less favorable than those that could be obtained on an arms-length basis from independent third parties.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of the date of this prospectus, 7,000,000 shares of Common Stock held by 47 holders of record and no shares of Preferred Stock were issued and outstanding.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted upon by the shareholders. The Company's Articles of Incorporation do not provide for cumulative voting. Subject to preferences that might be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. Holders of Common Stock have no conversion, preemptive or other rights to subscribe for additional shares or other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. The issued and outstanding shares of Common Stock are, and the shares offered hereby will be upon payment therefor, fully paid and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 10,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company's Common Stock and, in certain instances, could adversely affect the market price of such stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. No shares of Preferred Stock are outstanding and the Company has no present intention to issue any shares of its Preferred Stock.

CERTAIN STATUTORY AND OTHER PROVISIONS

     Statutory Provisions. The Company is subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its Articles of Incorporation or (depending on the provision in question) its Bylaws. The Company has not elected to opt out of these provisions. The Florida Business Corporation Act (the "Florida Act") prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to, directly or indirectly, exercise voting power in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power and (iii) a majority or more of such voting power. This statutory voting restriction is not applicable in certain circumstances set forth in the Florida Act.

     The Florida Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors, (ii) the Company has not had more than 300 shareholders of record during the past three years, (iii) the interested shareholder has owned at least 80% of the Company's outstanding voting shares for at least five years, (iv) the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the Company in a transaction not approved by a majority of the disinterested directors), (v) consideration is paid to the holders of the Company's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of Company shares in the last two years or fair market value and certain other conditions are met or (vi) the transaction is approved by the holder of two-thirds of the Company's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns (as defined in Section 607.0901(1)(e) of the Florida Act) more than 10% of the Company's outstanding voting shares.

     Classified Board of Directors. The Company's Articles of Incorporation and Bylaws provide that the Board of Directors of the Company will be divided into three classes, with staggered terms of three years for each class. The term of one class expires each year. The Company's Articles of Incorporation provide that any vacancies on the Board of Directors will be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum. The Articles of Incorporation of the Company also provide that any director may be removed from office, but only for cause and only upon the affirmative vote of the holders of at least two-thirds of the Common Stock.

     Special Voting Requirements. The Company's Articles of Incorporation provide that all actions taken by the shareholders must be taken at an annual or special meeting of the shareholders or by written consent of the holders of not less than two-thirds of the Company's outstanding voting shares. The Articles of Incorporation provide that special meetings of the shareholders may be called only by the President, the Chairman of the Board, a majority of the members of the Board of Directors, or the holders of not less than 50% of the Company's outstanding voting shares. Under the Company's Bylaws, shareholders will be required to comply with advance notice provisions with respect to any proposal submitted for shareholder vote, including nominations for elections to the Board of Directors. The Articles of Incorporation and Bylaws of the Company contain provisions requiring the affirmative vote of the holders of at least two-thirds of the Common Stock to amend certain provisions of the Company's Articles of Incorporation and Bylaws.

     Stock Option Plans. The 1997 Plan and the Non-Employee Plan each provides that in the event of (i) the adoption of a plan or reorganization, merger, share exchange or consolidation of the Company with one or more other entities as a result of which the holders of the outstanding shares of Common Stock would receive less than 50% of the voting power of the capital stock or other interests of the surviving or resulting corporation or entity; (ii) the adoption of a plan of liquidation or the approval of the dissolution of the Company;
(iii) the approval by the board of directors of an agreement providing for the sale or transfer of substantially all of the assets of the Company; or (iv) the acquisition of more than 20% of the outstanding shares of Common Stock by any person within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended, if such acquisition is not preceded by a prior expression of approval by the board of directors, then in each such case the options granted thereunder shall become immediately exercisable in full. Notwithstanding the foregoing, if a successor corporation or other entity as contemplated above agrees to assume the outstanding options or to substitute substantially equivalent options, the options issued thereunder shall not be immediately exercisable but shall remain exercisable in accordance with the terms of the 1997 Plan or the Non-Employee Plan, as applicable, and the applicable stock option agreements.

     Indemnification and Limitation of Liability. The Florida Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the Florida Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding to which he or she was a party by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the Florida Act.

     The Company's Articles of Incorporation provide for the indemnification of directors and executive officers of the Company to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to by reason of the fact that he or she is or was a director or executive officer of the Company.

     Under the Florida Act, a director is not personally liable for monetary damages to the Company or any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances such as certain violations of criminal law and transactions in which the director derived an improper personal benefit. As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

     The foregoing provisions of the Florida Act and the Company's Articles of Incorporation and Bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, the Company.

WARRANTS

     The Company has agreed to grant to the Representatives and their designees warrants (the "Representatives' Warrants") to purchase up to 100,000 shares of Common Stock for a period of five years from the date of this Prospectus at 110% of the initial public offering price. The Representatives' Warrants are not exercisable until one year from the date of this Prospectus and may not be transferred for one year from the date of this Prospectus, except to the officers, employees, affiliates, partners and shareholders of the Representatives. The Representatives' Warrants will bear appropriate legends indicating the restrictions on transferability.

REGISTRATION RIGHTS

     The Representatives' Warrants provide that the Company will file a shelf registration statement relating to the shares of Common stock issuable pursuant to the Warrants (the "Warrant Shares") no later than one day following the one year anniversary of the effective date of this Registration Statement. Additionally, the Company shall use its best efforts to (i) have the shelf registration statement declared effective as soon as reasonably practicable and
(ii) keep the shelf registration statement continuously effective from the date the shelf registration statement is declared effective until the earlier of the expiration date of the Warrants, the date that all the Warrant Shares are eligible for sale pursuant to Rule 144(k) under the Securities Act or any successor or comparable provision without restriction or the date that all of the Warrant Shares have been sold. The Company has agreed to pay the costs and expenses incurred in connection with the shelf registration statement, other than underwriting discounts and commissions and the fees and expenses of counsel to the Warrantholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Firstar Trust Company, Milwaukee, Wisconsin.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of this offering, the Company will have 9,200,000 shares of Common Stock outstanding. Of these shares, 4,564,630 shares, including the 2,800,000 shares of Common Stock sold in this offering (3,220,000 shares if the Underwriters' over-allotment option is exercised in full), will be freely tradeable by persons other than affiliates of the Company, without restriction under the Securities Act. The remaining 4,635,370 shares of Common Stock will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. All of such shares will be beneficially owned by persons who are affiliates of the Company and, commencing 90 days after the date of this Prospectus, would be eligible for public sale subject to the volume and other limitations of Rule 144. However, the Company's directors, executive officers and principal shareholders and the Selling Shareholders have agreed not to sell, contract to sell, offer or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock or any rights to purchase any of the foregoing for a period of 180 days after the date of this Prospectus without the prior written consent of Raymond James & Associates, Inc.

     In general, Rule 144, as currently in effect, allows a shareholder (including persons who are deemed "affiliates" of the Company) who has beneficially owned restricted shares for at least one year (including the prior holding period of any prior owner other than an affiliate) to sell within any three-month period that number of shares which does not exceed the greater of
(i) 1% of the outstanding shares of the Common Stock or (ii) the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner of sale and notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) is entitled to sell such shares under Rule 144 without regard to the limitations described above. Shares properly sold in reliance on Rule 144 to persons who are not "affiliates" thereafter are freely tradeable without restriction or registration under the Securities Act.

     Before this offering, there has been no public market for the Common Stock. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING

     The Underwriters named below, acting through their representatives, Raymond James & Associates, Inc. and Hanifen, Imhoff, Inc. (the "Representatives") have severally agreed, subject to the terms and conditions of the underwriting agreement by and among the Company, the Selling Shareholders and the Underwriters (the "Underwriting Agreement"), to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth opposite their respective names below:

                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
Raymond James & Associates, Inc.............................
Hanifen, Imhoff Inc.........................................

                                                              ---------
          Total.............................................  2,800,000
                                                              =========

     The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares offered hereby, if any are purchased. The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose initially to offer the shares to the public at the offering price set forth on the cover page of this Prospectus and to certain selected dealers, including the Underwriters, at such price less a concession not in
excess of $          per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share to certain other
dealers. The public offering price and concession may be changed after the initial offering to the public. The Representatives have informed the Company and the Selling Shareholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Underwriting Agreement provides for indemnification among the Company, the Selling Shareholders and the Underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act.

     The Company, each of its officers and directors and the Selling Shareholders have agreed not to, directly or indirectly, issue, sell, contract to sell, offer or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock or any rights to purchase any of the foregoing, other than shares offered hereby, without the consent of Raymond James & Associates, Inc. for a period of 180 days following the effectiveness of this Registration Statement. This restriction does not apply to certain issuances of Common Stock by the Company pursuant to its stock option plans. See "Shares Eligible for Future Sale."

     The Company and Selling Shareholders have granted to the Underwriters an option exercisable during a 30-day period after the date of this Prospectus to purchase up to an aggregate of 420,000 additional shares at the same price per share as the Company and Selling Shareholders receive for the 2,800,000 shares which the Underwriters have agreed to purchase from the Company and Selling Shareholders, for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to each Underwriter's initial commitment.

     The Company has agreed to grant to the Representatives and their designees warrants (the "Representatives' Warrants") to purchase up to 100,000 shares of Common Stock for a period of five years from the date of this Prospectus (the "Warrant Exercise Term") at 110% of the initial public offering price. The Representatives' Warrants are not exercisable until one year from the date of this Prospectus and may not be transferred for one year from the date of this Prospectus, except to the officers, employees, affiliates, partners and shareholders of the Representatives. The Representatives' Warrants will bear appropriate legends indicating the restrictions on transferability. During the Warrant Exercise Term, the holders of the Representatives' Warrants are given the opportunity to profit from a rise in the market price of the Common Stock. Any profit realized by the Representatives on the sale of the Representatives' Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation.

     The foregoing contains a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement that is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

     Prior to the offering, there has been no public market for the Common Stock. The initial public offering will be determined by negotiation among the Company, the Selling Shareholders and the Representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In "passive" market making, market makers in the Common Stock who are Underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the Common Stock until the time, if any, at which a stabilizing bid is made. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Foley & Lardner, Tampa, Florida. The validity of the Common Stock offered hereby will be passed upon for the Underwriters by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

     The Consolidated Financial Statements at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996 included in this Prospectus and in the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and in the registration statement, and have been so included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration

Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in the Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Registration Statement can be obtained from the Commission's web site at http://www.sec.gov.

     The Company intends to furnish its shareholders written annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial statements for the first three quarters of each calendar year.

                            FARO TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996
  and June 30, 1997 (Unaudited).............................   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1994, 1995 and 1996 and the Six Months Ended
  June 30, 1996 and 1997 (Unaudited)........................   F-4
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1994, 1995 and 1996 and the Six
  Months Ended June 30, 1997 (Unaudited)....................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1994, 1995 and 1996 and the Six Months Ended
  June 30, 1996 and 1997 (Unaudited)........................   F-6
Notes to Consolidated Financial Statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of FARO Technologies, Inc.:

     We have audited the accompanying consolidated balance sheets of FARO Technologies, Inc. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FARO Technologies, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Jacksonville, Florida
February 24, 1997
(September 10, 1997 as to Note 11)

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                           ------------------------    JUNE 30,
                                                              1995          1996         1997
                                                           -----------   ----------   -----------
                                                                                      (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash...................................................  $     3,921   $  263,342   $   117,537
  Accounts and notes receivable -- net of allowance......    2,177,764    2,992,681     4,852,362
  Inventories............................................    2,068,287    3,298,744     3,778,618
  Prepaid expenses.......................................       96,306       40,871        25,127
  Deferred taxes.........................................      111,000      102,500       193,978
                                                           -----------   ----------   -----------
          Total current assets...........................    4,457,278    6,698,138     8,967,622
                                                           -----------   ----------   -----------
PROPERTY AND EQUIPMENT -- At cost:
  Leasehold improvements.................................       14,938       14,938        14,938
  Machinery and equipment................................      245,195      700,799       923,159
  Furniture and fixtures.................................      492,681      453,892       496,477
                                                           -----------   ----------   -----------
          Total..........................................      752,814    1,169,629     1,434,574
  Less accumulated depreciation..........................      425,435      568,279       669,966
                                                           -----------   ----------   -----------
  Property and equipment -- net..........................      327,379      601,350       764,608
                                                           -----------   ----------   -----------
PATENTS -- net of accumulated amortization of $186,223,
  $270,925 and $293,884, respectively....................      441,041      486,480       611,795
DEFERRED TAXES...........................................      254,000       29,700       214,524
                                                           -----------   ----------   -----------
          TOTAL ASSETS...................................  $ 5,479,698   $7,815,668   $10,558,549
                                                           ===========   ==========   ===========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt......................  $        --   $  611,111   $   666,667
  Related party loans....................................    2,200,000           --            --
  Accounts payable and accrued liabilities...............      735,828    1,710,814     1,850,670
  Income taxes payable...................................       23,000      128,216       777,306
  Current portion unearned service revenues..............           --      185,180       413,876
  Customer deposits......................................      176,933      230,393       282,780
                                                           -----------   ----------   -----------
          Total current liabilities......................    3,135,761    2,865,714     3,991,299
                                                           -----------   ----------   -----------
UNEARNED SERVICE REVENUES -- less current portion                   --      286,099       384,013
LONG-TERM DEBT -- less current portion...................           --      890,156       833,769
COMMITMENTS (Note 7)
SHAREHOLDERS' EQUITY:
  Class A preferred stock -- par value $.001, 10,000,000
     shares authorized, no shares issued and
     outstanding.........................................           --           --            --
  Common stock -- par value $.001, 20,000,000 shares
     authorized, 7,000,000 issued and outstanding........        7,000        7,000         7,000
  Additional paid-in capital.............................    3,971,764    3,961,564     4,827,544
  Retained earnings (accumulated deficit)................   (1,595,027)    (188,365)    1,067,243
  Unearned compensation..................................      (39,800)      (6,500)     (508,334)
  Cumulative translation adjustments.....................           --           --       (43,985)
                                                           -----------   ----------   -----------
          Total shareholders' equity.....................    2,343,937    3,773,699     5,349,468
                                                           -----------   ----------   -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....  $ 5,479,698   $7,815,668   $10,558,549
                                                           ===========   ==========   ===========

                See notes to consolidated financial statements.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,                  JUNE 30,
                                     -------------------------------------   ------------------------
                                        1994         1995         1996          1996         1997
                                     ----------   ----------   -----------   ----------   -----------
                                                                                   (UNAUDITED)
SALES..............................  $4,508,837   $9,862,242   $14,656,337   $6,460,113   $10,318,535
COST OF SALES......................   2,222,085    4,987,779     6,486,268    2,744,994     4,188,280
                                     ----------   ----------   -----------   ----------   -----------
          Gross profit.............   2,286,752    4,874,463     8,170,069    3,715,119     6,130,255
                                     ----------   ----------   -----------   ----------   -----------
OPERATING EXPENSES:
  Selling..........................   1,569,014    2,008,301     3,731,762    1,653,693     2,512,066
  General and administrative.......     521,040      503,184       744,206      349,645       622,092
  Depreciation and amortization....     270,615      341,494       230,799      125,388       124,646
  Research and development.........     173,400      363,871       730,124      236,539       394,839
  Employee stock options...........          --      106,700        23,100       11,550       364,146
                                     ----------   ----------   -----------   ----------   -----------
          Total operating
            expenses...............   2,534,069    3,323,550     5,459,991    2,376,815     4,017,789
                                     ----------   ----------   -----------   ----------   -----------
INCOME (LOSS) FROM OPERATIONS......    (247,317)   1,550,913     2,710,078    1,338,304     2,112,466
                                     ----------   ----------   -----------   ----------   -----------
OTHER INCOME (EXPENSE):
  Other income.....................      11,706       62,212        25,145        7,814        46,067
  Interest expense.................    (192,543)    (355,468)     (212,669)    (122,806)      (65,853)
                                     ----------   ----------   -----------   ----------   -----------
INCOME (LOSS) BEFORE INCOME
  TAXES............................    (428,154)   1,257,657     2,522,554    1,223,312     2,092,680
INCOME TAX EXPENSE (BENEFIT).......          --     (342,000)    1,115,892      541,152       837,072
                                     ----------   ----------   -----------   ----------   -----------
          NET INCOME (LOSS)........  $ (428,154)  $1,599,657   $ 1,406,662   $  682,160   $ 1,255,608
                                     ==========   ==========   ===========   ==========   ===========
PER COMMON SHARE AND COMMON
  EQUIVALENT SHARE:
          NET INCOME (LOSS)........  $    (0.06)  $     0.22   $      0.19   $     0.09   $      0.17
                                     ==========   ==========   ===========   ==========   ===========
WEIGHTED AVERAGE COMMON SHARES AND
  COMMON EQUIVALENT SHARES.........   7,149,690    7,166,740     7,349,042    7,354,292     7,333,290
                                     ==========   ==========   ===========   ==========   ===========

                See notes to consolidated financial statements.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                          RETAINED
                                           COMMON STOCK       ADDITIONAL                  CUMULATIVE      EARNINGS
                                        -------------------    PAID-IN       UNEARNED     TRANSLATION   (ACCUMULATED
                                         SHARES     AMOUNTS    CAPITAL     COMPENSATION   ADJUSTMENT      DEFICIT)       TOTAL
                                        ---------   -------   ----------   ------------   -----------   ------------   ----------
BALANCE, JANUARY 1, 1994..............  7,000,000   $7,000    $3,825,264    $      --       $     --    $(2,766,530)   $1,065,734
        Net loss......................         --       --            --           --             --       (428,154)     (428,154)
                                        ---------   ------    ----------    ---------       --------    -----------    ----------
BALANCE, DECEMBER 31, 1994............  7,000,000    7,000     3,825,264           --             --     (3,194,684)      637,580
  Granting of employee stock
    options...........................         --       --       146,500      (39,800)            --             --       106,700
        Net income....................         --       --            --           --             --      1,599,657     1,599,657
                                        ---------   ------    ----------    ---------       --------    -----------    ----------
BALANCE, DECEMBER 31, 1995............  7,000,000    7,000     3,971,764      (39,800)            --     (1,595,027)    2,343,937
  Employee stock options, forfeitures
    and amortization of unearned
    compensation......................         --       --       (10,200)      33,300             --             --        23,100
        Net income....................         --       --            --           --             --      1,406,662     1,406,662
                                        ---------   ------    ----------    ---------       --------    -----------    ----------
BALANCE, DECEMBER 31, 1996............  7,000,000    7,000     3,961,564       (6,500)            --       (188,365)    3,773,699
  Granting of employee and director
    stock options (unaudited).........         --       --       865,980     (501,834)            --             --       364,146
  Currency translation adjustment
    (unaudited).......................         --       --            --           --        (43,985)            --       (43,985)
        Net income for period
          (unaudited).................         --       --            --           --             --      1,255,608     1,255,608
                                        ---------   ------    ----------    ---------       --------    -----------    ----------
BALANCE, JUNE 30, 1997 (unaudited)....  7,000,000   $7,000    $4,827,544    $(508,334)      $(43,985)   $ 1,067,243    $5,349,468
                                        =========   ======    ==========    =========       ========    ===========    ==========

                See notes to consolidated financial statements.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                 JUNE 30,
                                              --------------------------------------   -----------------------
                                                 1994          1995         1996         1996         1997
                                              -----------   ----------   -----------   ---------   -----------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss).........................  $  (428,154)  $1,599,657   $ 1,406,662   $ 682,160   $ 1,255,608
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
    Depreciation and amortization...........      270,615      341,494       230,799     125,388       124,646
    Private placement costs.................      146,541           --            --          --            --
    Product design costs....................           --      531,186            --          --            --
    Employee stock options..................           --      106,700        23,100      11,550       364,146
    Provision for bad debts.................       31,207       24,806        28,432          --            --
    Provision for obsolete inventory........           --       27,629            --          --            --
    Deferred income taxes...................           --     (365,000)      232,800     365,000      (276,302)
  Changes in operating assets and
    liabilities:
    Decrease (Increase) in:
      Accounts receivable...................     (241,474)  (1,147,174)     (843,349)   (159,992)   (1,903,666)
      Notes receivable......................       80,994       47,947            --          --            --
      Inventory.............................      (35,821)    (453,120)   (1,230,457)   (861,615)     (479,874)
      Prepaid expenses and other assets.....      (22,971)     (47,193)       55,435      (7,659)       15,744
  Increase (Decrease) in:
    Accounts payable and accrued
      liabilities...........................      (94,359)     126,925       990,993     419,081       139,856
    Income taxes payable....................           --       23,000       105,216      44,652       649,090
    Unearned service revenues...............           --           --       471,278     162,218       326,610
    Customer deposits.......................       49,619      118,865        53,460     (48,410)       52,387
                                              -----------   ----------   -----------   ---------   -----------
         Net cash provided by (used in)
           operating activities.............     (243,803)     935,722     1,524,369     732,373       268,245
                                              -----------   ----------   -----------   ---------   -----------
INVESTING ACTIVITIES:
  Purchases of property and equipment.......      (89,266)    (210,868)     (416,162)   (194,026)     (264,945)
  Payment of patent costs...................     (122,120)     (74,088)     (134,046)    (71,178)     (148,274)
  Payments for product design costs.........     (304,703)          --            --          --            --
                                              -----------   ----------   -----------   ---------   -----------
         Net cash used in investing
           activities.......................     (516,089)    (284,956)     (550,208)   (265,204)     (413,219)
                                              -----------   ----------   -----------   ---------   -----------
FINANCING ACTIVITIES:
  Proceeds from related party loans.........    2,525,000           --            --          --            --
  Repayment of related party loans..........           --     (725,000)   (2,200,000)   (300,000)           --
  Proceeds from debt........................           --           --     1,625,816          --            --
  Payments on debt..........................   (1,700,000)          --      (140,556)         --          (831)
                                              -----------   ----------   -----------   ---------   -----------
         Net cash (used in) provided by
           financing activities.............      825,000     (725,000)     (714,740)   (300,000)         (831)
INCREASE (DECREASE) IN CASH.................       65,108      (74,234)      259,421     167,169      (145,805)
CASH, BEGINNING OF PERIOD...................       13,047       78,155         3,921       3,921       263,342
                                              -----------   ----------   -----------   ---------   -----------
CASH, END OF PERIOD.........................  $    78,155   $    3,921   $   263,342   $ 171,090   $   117,537
                                              ===========   ==========   ===========   =========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................  $   182,399   $  352,987   $   256,654   $ 127,237   $    19,226
                                              ===========   ==========   ===========   =========   ===========
  Cash paid for income taxes................  $        --   $       --   $   777,876   $ 135,500   $   464,283
                                              ===========   ==========   ===========   =========   ===========
  Translation adjustment effect on accounts
    receivable..............................  $        --   $       --   $        --   $      --   $   (43,985)
                                              ===========   ==========   ===========   =========   ===========

                See notes to consolidated financial statements.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
            AND SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business. FARO Technologies, Inc. (the "Company") develops, manufactures, markets and supports portable, software-driven, 3-D measurement systems that are used in a broad range of manufacturing and industrial applications. The Company has two wholly-owned subsidiaries, FARO Worldwide, Inc. and FARO FRANCE, s.a.s., which distribute the Company's 3-D measurement equipment throughout Europe through two primary offices located in France and Germany. FARO FRANCE, s.a.s., commenced operations in July 1996.

     Principles of Consolidation. The consolidated financial statements include the accounts of the Company and all wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

     Revenue Recognition, Product Warranty and Extended Maintenance
Contracts. Revenue related to the Company's 3-D measurement equipment is recognized on the shipping date, as the Company considers the earnings process substantially complete as of the shipping date. Revenue from sales of software only is not recognized unless remaining obligations under the sales agreement are insignificant. Revenues related to extended maintenance plans, which include hardware warranties and software upgrades, are recognized ratably over the period services are performed. The Company warrants its products against defects in design, materials and workmanship for one year. A provision for estimated future costs relating to warranty expenses is recorded when products are shipped. Costs relating to extended maintenance plans are recognized as incurred.

     One customer accounted for approximately 10% of total sales for the year ended December 31, 1996.

     Inventories. Inventories are stated at the lower of cost (determined on the first-in, first-out method) or market value. In order to achieve a better matching of production costs with the revenues generated in production, certain fixed overhead costs and certain general and administrative costs that are related to production are capitalized into inventory when they are incurred and are charged to cost of sales as product costs at the time of sale. General and administrative expenses for the years ended 1996 and 1995 remaining in inventory totaled approximately $68,000 and $60,000, respectively.

     Sales demonstration inventory is comprised of measuring devices utilized by sales representatives to present the Company's products to customers. The products remain in sales demonstration inventory for up to six months and are subsequently sold at prices that produce slightly reduced gross margins.

     Property and Equipment. Property and equipment are recorded at cost. Depreciation is computed using the straight-line and declining-balance methods over the estimated useful lives of the various classes of assets as follows:

Machinery and equipment.....................................  5 years
Furniture and fixtures......................................  5 years
Computer equipment..........................................  2 years

Leasehold improvements are amortized on the straight-line basis over the lesser of the life of the asset or term of the lease.

     Patents. Patents are recorded at cost. Amortization is computed using the straight-line method over the lives of the patents, which is 17 years. In addition, unamortized patents of $192,570 relating to certain products sold in the medical field were charged to amortization expense in 1995 due to the discontinuance of those products.

     Research and Development. Research and development costs incurred in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES the attainment of the related products' technological feasibility, are recorded as expenses in the period incurred.

     Product Design Costs. Prior to 1995, costs incurred in the refinement of products after technological feasibility is attained were capitalized and amortized using the straight-line method over the 5-year estimated lives of the related products. However, based on the current rate of technological development, products now have estimated lives of less than one year. As a result, the $531,186 unamortized balance of product design costs at January 1, 1995 was charged to cost of product sales in 1995, and such costs incurred since that date are recorded as costs in the period in which they are incurred.

     Income Taxes. The Company utilizes the asset and liability method to measure and record deferred income tax assets and liabilities. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Private Placement Costs. Costs incurred relating to a terminated private stock offering, in the amount of $146,541, were charged to general and administrative expense in 1994.

     Earnings Per Common Share and Common Equivalent Share. Earnings per common share and common equivalent share for the years ended December 31, 1994, 1995 and 1996 were computed as follows: (i) 7,000,000 common shares issued and outstanding each year, plus (ii) 149,690 common shares issuable under the 1997 stock options granted under the 1993 stock option plan based on the Treasury Stock Method assuming an initial public offering price of $11.00 per share, plus
(iii) common shares issuable under the 1995 stock options granted under the 1993 stock option plan of 17,050 in 1995 and 199,352 in 1996, respectively, based on the Treasury Stock Method assuming an initial public offering price of $11.00 per share.

     The Company intends to file a registration statement with the Securities and Exchange Commission for the initial public offering of 1,700,000 shares of its common stock at an estimated price of $11 per share. The Company plans on utilizing a portion of the proceeds from the sale of such stock to retire debt. On a supplemental basis, for the year ended December 31, 1996 and the six months ended June 30, 1997, net income per common share and common equivalent share would have been $.20 and $.17, respectively, had such transaction been made effective December 31, 1995.

     Concentration of Credit Risk. Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions.

     Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     New Accounting Standards. Effective January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121) which requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 did not have a material impact on the Company.

     Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company has elected to continue to account for its employee stock compensation plans under APB Opinion No. 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 has been applied. See Note 8.

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to all entities with publicly held common stock or potential common stock. This Statement replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. This Statement is effective for the Company's financial statements for the year ended December 31, 1997. The proforma effect of applying SFAS No. 128 is as follows:

                                                                             SIX MONTHS
                                                YEARS ENDED DECEMBER 31,   ENDED JUNE 30,
                                                ------------------------   ---------------
                                                 1994     1995     1996     1996     1997
                                                ------   ------   ------   ------   ------
                                                                             (UNAUDITED)
Basic income (loss) per common share..........  $(0.06)  $ 0.23   $ 0.20   $ 0.10   $ 0.18
Diluted income (loss) per common share and
  common equivalent share.....................   (0.06)    0.22     0.19     0.09     0.17

     On June 30, 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management has not determined the effect of this statement on its financial statement disclosure.

     Reclassifications. Certain reclassifications have been made in the 1994 and 1995 financial statements to conform to the 1996 presentation.

     Interim Financial Information. Interim Financial Information at June 30, 1997 and for the six months ended June 30, 1996 and 1997 is unaudited. The unaudited interim financial statements reflect all adjustments, consisting of only normal recurring adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods. Information for the interim periods is not necessarily indicative of results to be achieved for the full year.

2.  ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable are net of an allowance for doubtful accounts of $25,002, $5,655 and $9,534 as of December 31, 1994, 1995 and 1996,
respectively.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

3.  INVENTORIES

     Inventories consist of the following:

                                                          DECEMBER 31,
                                                     -----------------------    JUNE 30,
                                                        1995         1996         1997
                                                     ----------   ----------   -----------
                                                                               (UNAUDITED)
Raw materials......................................  $1,063,219   $1,888,227   $1,954,451
Finished goods.....................................     387,234      472,408      593,472
Sales demonstration................................     617,834      938,109    1,230,695
                                                     ----------   ----------   ----------
                                                     $2,068,287   $3,298,744   $3,778,618
                                                     ==========   ==========   ==========

4.  LONG-TERM DEBT

     The Company has a loan agreement (the "Agreement") in the form of a term note and a line of credit. The Agreement combines the equivalent of three successive one-year term loans, each equal to that portion of the loan that will be fully amortized in the ensuing year, with a line of credit equal to that portion of the loan that will not be amortized in the ensuing year. The Company has available borrowings under the line of credit in the amount of $443,177 as of December 31, 1996. Principal is due in the amount of $611,111 in 1997, $666,667 in 1998 and $223,489 in 1999. Interest accrues at the 30-day commercial paper rate plus 2.7% (8.1% at December 31, 1996) and is payable monthly. The loans are collateralized by the Company's accounts and notes receivable, inventory, property and equipment, intangible assets, and deposits. The Agreement contains restrictive covenants, including the maintenance of certain amounts of working capital and tangible net worth and limits on loans to related parties, and prohibits the Company from declaring dividends.

5.  RELATED PARTY TRANSACTIONS

     The Company leases its plant and office building from Xenon Research, Inc. ("Xenon"), a 44.3% shareholder. The lease expires on February 28, 2001, and the Company has two five-year renewal options. The base rent during renewal periods will reflect changes in the U.S. Bureau of Labor Statistics, Consumer Price Index for all Urban Consumers. Rent expense under this lease was approximately $148,000 for both 1994 and 1995 and $150,000 for 1996.

     Related party loans payable consisted of the following:

          Xenon Research, Inc. Revolving line of credit, which was repaid and terminated in 1996. Interest was at prime plus 5% (13.5% at December 31, 1995) and amounted to $192,543 in 1994, $355,468 in 1995 and $185,585 in
     1996.

          Stockholder Loan. An unsecured noninterest bearing $100,000 note was outstanding at December 31, 1995 and repaid during 1996.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

6.  INCOME TAXES

     The components of the expense (benefit) for income taxes is comprised of the following as of December 31:

                                                        1994        1995         1996
                                                     ----------   ---------   ----------
Current:
  Federal..........................................  $       --   $  23,000   $  721,700
  State............................................          --          --      161,392
                                                     ----------   ---------   ----------
                                                             --      23,000      883,092
                                                     ----------   ---------   ----------
Deferred:
  Federal..........................................                (334,000)     221,100
  State............................................          --     (31,000)      11,700
                                                     ----------   ---------   ----------
                                                             --    (365,000)     232,800
                                                     ----------   ---------   ----------
                                                     $       --   $(342,000)  $1,115,892
                                                     ==========   =========   ==========

     Income taxes for the years ended December 31, 1994, 1995 and 1996 differ from the amount computed by applying the federal statutory corporate rate to income before income taxes. The differences are reconciled as follows:

                                                        1994        1995         1996
                                                      ---------   ---------   ----------
Tax expense (benefit) at statutory rate.............  $(145,600)  $ 428,000   $  857,700
State income taxes, net of federal benefit..........         --      46,000      114,200
Research and development credit.....................         --     (30,000)          --
Nondeductible items.................................         --          --       61,000
Other...............................................         --          --       82,992
Change in deferred tax asset valuation allowance....    145,600    (786,000)          --
                                                      ---------   ---------   ----------
          Total income tax expense (benefit)........  $      --   $(342,000)  $1,115,892
                                                      =========   =========   ==========

     The components of the Company's net deferred tax asset at December 31, 1995 and 1996 are as follows:

                                                                1995       1996
                                                              --------   --------
Deferred tax assets:
  Inventory write-down......................................  $ 97,000   $     --
  Other.....................................................    14,000      9,400
  Employee stock options....................................    40,000     51,300
  Unearned service revenue..................................        --    186,200
  Net operating loss carryforwards and alternative minimum
     tax credits............................................   197,000         --
  Research and development credits..........................   134,000         --
                                                              --------   --------
Gross deferred assets.......................................   482,000    246,900
                                                              --------   --------
Deferred tax liabilities:
  Patent amortization.......................................    83,000     88,200
  Depreciation..............................................     6,000     26,500
  Other.....................................................    28,000         --
                                                              --------   --------
Gross deferred tax liabilities..............................   117,000    114,700
                                                              --------   --------
          Net deferred tax asset............................  $365,000   $132,200
                                                              ========   ========

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

7.  COMMITMENTS

     The following is a schedule of future minimum lease payments required under noncancelable leases, including leases with related parties (see Note 5), in effect at December 31, 1996:

YEAR ENDING
DECEMBER 31,                                                   AMOUNT
------------                                                  --------
  1997......................................................  $236,200
  1998......................................................   205,600
  1999......................................................   168,400
  2000......................................................   166,700
  2001......................................................    27,800
                                                              --------
            Total future minimum lease payments.............  $804,700
                                                              ========

8.  EMPLOYEE STOCK OPTION PLAN

     In 1993, the Company adopted the 1993 Stock Option Plan (the "Plan"). The Company reserved 703,100 shares of common stock for issuance to eligible participants under the Plan. Options granted under the Plan generally vest over a four-year period and are exercisable ten years from the date of the grant. The exercisability of such options accelerates in the event of an initial public offering of the Company's common stock. On December 19, 1995, the Company granted options to purchase shares of common stock of the Company to certain employees at an exercise price of $0.36. At December 31, 1995, the estimated fair value of one share of common stock was determined to be $1.07, based on a third-party offer for Company stock.

     Compensation cost charged to operations was $0, $106,700 and $23,100 in 1994, 1995 and 1996 respectively. Compensation cost was based on the difference between the estimated fair value of the stock and its exercise price, multiplied by the number of shares vested in each year.

  SFAS No. 123 Required Disclosure

     If compensation cost for stock options was determined based on the fair value at the grant dates for 1995 and 1996 consistent with the method prescribed by SFAS No. 123, the Company's net income and income per share would have been adjusted to the pro forma amounts indicated below:

                                                                 1995         1996
                                                              ----------   ----------
Net income:
  As reported...............................................  $1,599,657   $1,406,662
  Pro forma.................................................   1,572,628    1,382,140
Income per share:
  As reported...............................................  $     0.22   $     0.19
  Pro forma.................................................        0.22         0.19

     Under SFAS No. 123, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options in 1995: dividend yield of 0%, expected volatility of 90%, risk-free interest rate of 5.63%, and expected life of 10 years. There were no stock options granted in 1996.

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

     A summary of the status of options under the Company's stock-based compensation plans as of December 31, 1995 and 1996, and changes during the years ending on those dates is presented below:

                                                         1995                  1996
                                                 --------------------   -------------------
                                                            WEIGHTED-             WEIGHTED-
                                                             AVERAGE               AVERAGE
                                                            EXERCISED             EXERCISED
                                                 OPTIONS      PRICE     OPTIONS     PRICE
                                                 --------   ---------   -------   ---------
Outstanding at beginning of year...............        --               210,902     $0.36
Granted........................................   210,902     $0.36          --
Exercised......................................        --                    --
Forfeited......................................        --               (20,390)     0.36
                                                 --------               -------
Outstanding at end of year.....................   210,902      0.36     190,512      0.36
                                                 ========               =======
Grants exercisable at year-end.................        --                    --
Weighted-average fair value of options granted
  during the year..............................  $225,700                    --

     The following table summarizes information about the outstanding grants at December 31, 1996:

                                                                   OPTIONS OUTSTANDING
                                                          --------------------------------------
                                                             NUMBER       WEIGHTED-
                                                          OUTSTANDING      AVERAGE     WEIGHTED-
                                                               AT         REMAINING     AVERAGE
                                               EXERCISE   DECEMBER 31,   CONTRACTUAL   EXERCISE
YEAR GRANTED                                    PRICE         1996          LIFE         PRICE
------------                                   --------   ------------   -----------   ---------
1995.........................................   $0.36       190,512           10         $0.36

     No options were exercisable as of December 31, 1996. Non-exercisable options become exercisable in 2005 unless the Company completes a public offering of its common stock. In that case, all vested options become exercisable immediately and unvested options become exercisable immediately upon vesting.

9.  BENEFIT PLAN

     During 1996, the Company established a defined contribution retirement plan (401(k) Plan) for its employees, which provides benefits for all employees meeting certain age and service requirements. The Company may make a discretionary contribution each Plan year as determined by its Board of Directors. Discretionary contributions or employer matches can be made to the participant's account but cannot exceed 4% of the participant's annual compensation. The Company made no contribution to the 401(k) Plan in 1996.

10.  SEGMENT INFORMATION

     Revenues are segmented according to the country in which the customer is located.

                               UNITED                                            OTHER
                               STATES         ASIA        EUROPE      CANADA    FOREIGN       TOTAL
                             -----------   ----------   ----------   --------   --------   -----------
Year ended December 31,
  1996.....................  $10,829,543   $1,606,916   $1,292,592   $715,728   $211,558   $14,656,337
Year ended December 31,
  1995.....................    7,727,400      385,361      625,730    850,271    273,480     9,862,242
Year ended December 31,
  1994.....................    4,059,837           --           --         --    449,000     4,508,837

11.  SUBSEQUENT EVENTS

     All per share amounts, number of common shares and capital accounts in the accompanying financial statements have been restated to give retroactive effect for all periods presented for a 1 for 1.422272107 reverse stock split effective June 30, 1997. The par value of the common stock was not changed. As a result,

                    FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

$2,956, representing the reduction in par value for the shares no longer issued was transferred to additional paid-in capital from common stock.

     On January 1, 1997, the Company granted certain employees options to purchase 140,269 shares of common stock at $3.57 per share, vesting over the earlier to occur of ten years from the date of grant or a period of three years commencing with an initial public offering of the Company's stock. The options are exercisable upon the earlier to occur of (i) ten years from the date of grant, or (ii) upon completion of vesting after the consummation of the Company's initial public offering. The Company obtained an independent appraisal as of January 1, 1997 which was used to determine compensation expense associated with the options granted. The fair value per share of common stock outstanding at January 1, 1997 was determined to be $7.32.

12.  SUPPLEMENTAL INTERIM INFORMATION (UNAUDITED)

     On May 1, 1997, as consideration for his serving on the Board of Directors, a director was granted options for 52,732 shares of common stock at $0.36 per share, exercisable upon the earlier to occur of (i) ten years from the date of grant, or (ii) upon completion of the Company's initial public offering. Such options are deemed to be immediately vested; consequently, the associated compensation expense is reported in the six months ended June 30, 1997. The Company obtained an independent appraisal as of May 1, 1997 which was used to determine compensation expense associated with the options granted. The fair value per share of common stock outstanding at May 1, 1997 was determined to be $8.11.

     In July 1997, the Company adopted the 1997 Employee Stock Option Plan (the "1997 Plan") that provides for the grant to key employees of the Company of incentive or nonqualified stock options. An aggregate of 750,000 shares of common stock are reserved for issuance pursuant to the 1997 Plan. The 1997 Plan is administered by the Compensation Committee of the Board of Directors, which has broad discretion in the granting of awards. The exercise price of all options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of grant. Options granted under the 1997 Plan will be exercisable after the period or periods specified in the option agreement with respect to such grants and expire ten years from the date of grant. As of the date of this Prospectus, no options have been granted under the 1997 Plan. It is anticipated that upon completion of this offering, Simon Raab will be granted 80,000 options, Gregory A. Fraser will be granted 60,000 options and approximately 74 other employees will be granted options to purchase a total of 220,000 shares of common stock at the initial public offering price (except for options granted at 110% of the initial public offering price to qualify for treatment as incentive stock options). These options will become exercisable in one-third increments on each anniversary of the date of grant, commencing in 1998.

     In July 1997, the Company adopted the 1997 Non-Employee Director Stock Option Plan (the "Non-Employee Plan") which provides for the grant of nonqualified stock options to purchase up to 250,000 shares of common stock to members of the Board of Directors who are not employees of the Company. As of the date of this Prospectus, no options had been granted under the Non-Employee Plan. Each outside director will be granted options to purchase 3,000 shares of common stock upon the completion of this offering. Thereafter, on the date on which a new outside director is first elected or appointed, he or she will automatically be granted options to purchase 3,000 shares of common stock. Each outside director also will be granted options to purchase 3,000 shares of common stock annually on the day following the annual meeting of shareholders. All options granted under the Non-Employee Plan will have an exercise price equal to the then fair market value of the common stock. Options will become exercisable in one-third increments on each anniversary of the date of grant.

     In April 1997, the Company obtained a one-year unsecured $1.0 million line of credit which bears interest at the 30-day commercial paper rate plus 2.65% per annum (8.26% at June 30, 1997). No borrowings existed under the line of credit at June 30, 1997.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL IS NOT AUTHORIZED OR IN WHICH THE PERSON IS NOT AUTHORIZED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   12
Dividend Policy.......................   12
Capitalization........................   13
Dilution..............................   14
Selected Consolidated Financial
  Data................................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   17
Business..............................   24
Management............................   35
Principal and Selling Shareholders....   39
Certain Transactions..................   40
Description of Capital Stock..........   41
Shares Eligible for Future Sale.......   44
Underwriting..........................   45
Legal Matters.........................   46
Experts...............................   46
Additional Information................   46
Index to Consolidated Financial
  Statements..........................  F-1

                            ------------------------

  UNTIL             , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                2,800,000 SHARES

                                  [FARO LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                RAYMOND JAMES &
                                ASSOCIATES, INC.

                              HANIFEN, IMHOFF INC.

                                            , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee...............  $ 12,109
NASD filing fee.............................................     4,364
Nasdaq listing fee..........................................    40,500
Transfer agent expenses and fees............................    10,000
Printing and engraving......................................   100,000
Accountants' fees and expenses..............................   100,000
Consultants' fees and expenses..............................    75,000
Legal fees and expenses.....................................   125,000
Miscellaneous...............................................    33,027
                                                              --------
          Total.............................................  $500,000
                                                              ========

---------------

* All of the above fees, costs and expenses above will be paid by the Company. Other than the SEC filing fee and NASD filing fee, all fees and expenses are estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company may enter into Indemnification Agreements with its directors and executive officers in which the Registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

     The indemnification provided by the Florida Act and the Company's Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

     The Company may obtain a liability insurance policy for its directors and officers as permitted by the Florida Act which may extend to, among other things, liability arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Company has not sold any of its securities within the past three years.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 1.1**    --   Form of Underwriting Agreement
 3.1**    --   Amended and Restated Articles of Incorporation of the
               Company
 3.2**    --   Bylaws of the Company
 4.1**    --   Specimen Certificate for the Company's Common Stock
 4.2      --   Form of Common Stock Purchase Warrant
 5.1      --   Opinion of Foley & Lardner dated September 10, 1997
10.1**    --   1993 Stock Option Plan, as amended
10.2**    --   1997 Employee Stock Option Plan
10.3**    --   1997 Non-Employee Director Stock Option Plan
10.4**    --   1997 Non-Employee Directors' Fee Plan
10.5**    --   Term WCMA Loan and Security Agreement dated September 24,
               1996, between the Company and Merrill Lynch Business
               Financial Services, Inc.
10.6**    --   WCMA Note, Loan and Security Agreement dated April 23, 1997, between the Company and Merrill Lynch Business Financial
               Services, Inc.
10.7**    --   Business Lease dated March 1, 1991, between the Company (as successor-by-merger to FARO Medical Technologies (U.S.),
               Inc.) and Xenon Research, Inc.
10.8**    --   OEM Purchase Agreement dated June 7, 1996, between the
               Company and Mitutoyo Corporation
10.9**    --   Nonexclusive Unique Application Reseller Agreement dated
               September 9, 1996, between the Company and Autodesk, Inc.
10.10**   --   Form of Patent and Confidentiality Agreement between the
               Company and each of its employees
11.1**    --   Statement re computation of per share earnings
21.1**    --   List of subsidiaries of the Company
23.1      --   Consent of Foley & Lardner (included in Exhibit 5.1)
23.2**    --   Consent of Deloitte & Touche LLP
24.1**    --   Power of Attorney relating to subsequent amendments
27.1**    --   Financial Data Schedule -- six months ended June 30, 1997
               (for SEC filing purposes only)
27.2**    --   Financial Data Schedule -- year ended December 31, 1996 (for
               SEC filing purposes only)


---------------

** Previously filed.

     (b) Financial Statement Schedules.

     Financial statement schedules have been omitted either because they are not applicable or because the information that would be included in such schedules is included elsewhere in this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rules 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, and State of Florida, on this 17th day of September, 1997.

                                          FARO TECHNOLOGIES, INC.

                                          By:     /s/ GREGORY A. FRASER
                                            ------------------------------------
                                                     Gregory A. Fraser
                                            Executive Vice President, Secretary,
                                             Treasurer, Chief Financial Officer

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                          *                            Chairman of the Board of      September 17, 1997
-----------------------------------------------------    Directors, President and
                     Simon Raab                          Chief Executive Officer

                /s/ GREGORY A. FRASER                  Director, Executive Vice      September 17, 1997
-----------------------------------------------------    President, Secretary,
                  Gregory A. Fraser                      Treasurer, Chief Financial
                                                         Officer

                          *                            Controller                    September 17, 1997
-----------------------------------------------------
                   Ronald F. Kiser

                          *                            Director                      September 17, 1997
-----------------------------------------------------
                   Hubert d'Amours

                          *                            Director                      September 17, 1997
-----------------------------------------------------
                    Philip Colley

                          *                            Director                      September 17, 1997
-----------------------------------------------------
                   Alexandre Raab

                          *                            Director                      September 17, 1997
-----------------------------------------------------
                 Norman H. Schipper

                          *                            Director                      September 17, 1997
-----------------------------------------------------
                    Martin Koshar

                                                       Director                      September   , 1997
-----------------------------------------------------
                    Andre Julien

             * By: /s/ GREGORY A. FRASER
   -----------------------------------------------
                  Gregory A. Fraser
                  Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
 1.1**     --  Form of Underwriting Agreement
 3.1**     --  Amended and Restated Articles of Incorporation of the
               Company
 3.2**     --  Bylaws of the Company
 4.1**     --  Specimen Certificate for the Company's Common Stock
 4.2       --  Form of Common Stock Purchase Warrant
 5.1       --  Opinion of Foley & Lardner dated September 10, 1997
10.1**     --  1993 Stock Option Plan, as amended
10.2**     --  1997 Employee Stock Option Plan
10.3**     --  1997 Non-Employee Director Stock Option Plan
10.4**     --  1997 Non-Employee Directors' Fee Plan
10.5**     --  Term WCMA Loan and Security Agreement dated September 24,
               1996, between the Company and Merrill Lynch Business
               Financial Services, Inc.
10.6**     --  WCMA Note, Loan and Security Agreement dated April 23, 1997, between the Company and Merrill Lynch Business Financial
               Services, Inc.
10.7**     --  Business Lease dated March 1, 1991, between the Company (as successor-by-merger to FARO Medical Technologies (U.S.),
               Inc.) and Xenon Research, Inc.
10.8**     --  OEM Purchase Agreement dated June 7, 1996, between the
               Company and Mitutoyo Corporation
10.9**     --  Nonexclusive Unique Application Reseller Agreement dated
               September 9, 1996, between the Company and Autodesk, Inc.
10.10**    --  Form of Patent and Confidentiality Agreement between the
               Company and each of its employees
11.1**     --  Statement re computation of per share earnings
21.1**     --  List of subsidiaries of the Company
23.1       --  Consent of Foley & Lardner (included in Exhibit 5.1)
23.2**     --  Consent of Deloitte & Touche LLP
24.1**     --  Power of Attorney relating to subsequent amendments
27.1**     --  Financial Data Schedule -- six months ended June 30, 1997
               (for SEC filing purposes only)
27.2**     --  Financial Data Schedule -- year ended December 31, 1996 (for
               SEC filing purposes only)


---------------

  ** Previously filed.